EXHIBIT 10.1
AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
Among
BANK OF AMERICA, N.A.,
as Agent,
various financial institutions party hereto from time to time, as Lenders,
SL INDUSTRIES, INC.,
as the Parent Borrower
And
SL DELAWARE, INC.
SL DELAWARE HOLDINGS, INC.
MTE CORPORATION
RFL ELECTRONICS INC.
SL MONTEVIDEO TECHNOLOGY, INC.
CEDAR CORPORATION
TEAL ELECTRONICS CORPORATION
MEX HOLDINGS LLC
SL POWER ELECTRONICS CORPORATION
SLGC HOLDINGS, INC.
SLW HOLDINGS, INC.
SL AUBURN, INC.
SL SURFACE TECHNOLOGIES, INC.
as the Subsidiary Borrowers
Dated October 23, 2008

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SCHEDULES

A Commitments and Applicable Percentages
6.1 Organization and Qualification
6.2 Capitalization and Ownership of Subsidiary Borrowers
6.6 Real Property
6.11 Litigation
6.16 Intellectual Property
6.18 ERISA
6.23 Agreements with Affiliates
6.24 Material Agreements
6.27 Environmental
9.1 Indebtedness
9.2 Liens; Foreign Subsidiary Intellectual Property

EXHIBITS

A Form of Notes
B Form of Request for Advance
C Form of Conversion Notice
D Form of Compliance Certificate
E Form of Assignment and Assumption
F Form of Joinder Agreement

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AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
This Amended and Restated Revolving Credit Agreement (this “Agreement”), made October 23, 2008, by and among SL INDUSTRIES, INC., a New Jersey corporation (“Parent Borrower”), the Subsidiaries of the Parent Borrower listed on the signature pages to this Agreement (together with such other Subsidiaries which join this Agreement pursuant to Section 9.27 hereof, each a “Subsidiary Borrower” and collectively, the “Subsidiary Borrowers” and together with the Parent Borrower, each a “Borrower” and collectively, the “Borrowers”), BANK OF AMERICA, N.A., a national banking association (the “Bank”), individually, as Agent, Issuer and a Lender, and the other financial institutions listed on the signature pages to this Agreement. The Bank and the financial institutions listed on the signature pages to this Agreement, and any other financial institutions which may become parties to this Agreement from time to time, are sometimes collectively, referred to as the “Lenders” and individually as a “Lender”. The Bank, when acting in its capacity as administrative agent or collateral agent for the Lenders, the Issuer and the other Secured Parties, or any successor or assign that assumes such position pursuant to the terms of this Agreement, is hereinafter sometimes referred to as the “Agent”.
RECITALS:
WHEREAS, the Borrowers desire that the Lenders amend and restate the Revolving Credit Agreement, dated August 3, 2005, among the Agent, the Borrowers and Lenders, as amended through the date hereof (the “Existing Agreement”), to provide for an increase in the facility size and certain other changes; and
WHEREAS, the Borrowers desire to borrow, and the Lenders are willing to extend credit from time to time on a revolving credit basis until the Revolving Credit Termination Date (as defined below), an aggregate principal amount not to exceed Sixty Million Dollars ($60,000,000) outstanding at any time. The loans and credit are to be secured by the assets of the Parent Borrower and the assets and stock of the Subsidiary Borrowers. Certain terms used herein are defined in Article 11 below.
NOW THEREFORE, the Borrowers, jointly and severally, and Agent and the Lenders, severally but not jointly, intending to be legally bound, agree as follows:
ARTICLE 1
THE REVOLVING, LOAN FACILITY
Section 1.1 Commitment to Lend. The Lenders severally agree, upon the terms and conditions set forth below, from time to time until the Revolving Credit Termination Date, to make Revolving Credit Loans to the Borrowers in such amounts as the Borrowers may request, subject to the limitation that: (a) at no time shall Revolving Credit Outstandings exceed the amount of the Commitment; and (b) the amount and Percentage of the Commitment which each Lender is obligated to lend shall not exceed at any time the amount or Percentages set forth opposite the name of such Lender on Schedule A hereto (as supplemented and amended by giving effect to any assignment made in accordance with this Agreement). Revolving Credit Loans may be requested in any Approved Currency, however, the amount of any Loan shall be the Dollar Equivalent of ($500,000) or an integral multiple of ($100,000) in excess thereof. Within such limitations and subject to the terms and conditions set forth below, the Borrowers may borrow, prepay and reborrow, from time to time, on a revolving basis. The Lenders shall have no obligation to make any Revolving Credit Loans at any time that a Default exists.

Section 1.2 Manner of Borrowing.
(a) To request a Revolving Credit Loan, the Borrowers shall, prior to, 12:00 noon at least (i) one (1) Business Day prior to the desired date of a Base Rate Loan, (ii) three (3) Business Days prior to the desired date for a LIBOR Loan to be made in Dollars, or (iii) four (4) Business Days prior to the desired date for a LIBOR Loan to be made in an Alternative Currency, (a) deliver to the Agent a Request for Advance or (b) give the Agent telephonic notice of the information specified in any Request for Advance followed immediately by delivery of such a Request for Advance, provided, however, that the Borrowers failure to confirm any telephonic notice with a Request for Advance shall not invalidate any notice so given if acted upon by the Agent. Any notice given to the Agent pursuant to this Section shall be given prior to 11:00 a.m. on the requisite Business Day and shall be irrevocable once given.
(b) The Agent in turn shall give prompt written or telephonic (promptly confirmed in writing) notice to each Lender of its pro rata share of the borrowing, the interest rate option selected and the scheduled date of the funding. After receipt of such notice, each Lender shall make such arrangements as are necessary to assure that its share of the funding shall be immediately available (in the requested Approved Currency) to the Agent no later than 1:30 p.m., on the date on which the funding is to occur.
Section 1.3 Disbursements. Prior to 2:00 p.m. on the date of a Revolving Credit Loan, the Agent shall, subject to the satisfaction of the conditions set forth in Article 7 below, disburse the funds to the Borrowers (a) by wire transfer pursuant to the Borrowers instructions, or (b) in the absence of such instructions, by crediting the account of the Parent Borrower maintained with the Agent.
Section 1.4 Letters of Credit and Letter of Credit Fees.
(a) Letter of Credit. On the terms and subject to the conditions set forth herein, the Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 1.4, prior to the Revolving Credit Termination Date, to issue standby or, documentary Letters of Credit, in any Approved Currency, so long as:
(i) Issuer shall have received a Notice of LC Credit Event at least two (2) Business Days before the relevant date of issuance;
(ii) After giving effect to such issuance (A) the aggregate Letter of Credit Liabilities under all Letters of Credit do not exceed the Letter of Credit Sublimit and (B) the Revolving Credit Outstandings, do not exceed the amount of the Commitment;
(iii) no order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuer from issuing such Letter of Credit, no Law applicable to the Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuer shall prohibit, or request that the Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuer is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the Issuer any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the Issuer in good faith deems material to it;

(iv) the issuance of such Letter of Credit would not violate one or more policies of the Issuer applicable to letters of credit generally except as otherwise agreed by the Agent and the Issuer;
(v) such Letter of Credit is not in an initial stated amount less than $100,000;
(vi) such Letter of Credit does not contain any provisions for automatic reinstatement of the stated amount after any drawing thereunder; and
(vii) no default of any Lender’s obligations to fund any amounts under this Agreement exists nor is any Lender at such time a defaulting Lender hereunder, unless the Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the Issuer’s risk with respect to such Lender.
(b) Letter of Credit Fee. Borrowers shall pay to the Agent, for the account of the Lenders, a letter of credit fee (the “Letter of Credit Fee”) with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the Applicable Margin then applicable to LIBOR Loans. Such fee shall be payable in arrears on the first Business Day of each fiscal quarter prior to the Revolving Credit Termination Date and on such date. In addition, the Issuer shall receive a fronting fee equal to 0.125% of the face amount of each outstanding Letter of Credit (“Fronting Fee”), payable upon issuance. The Borrowers shall also pay to the Issuer all of the Issuer’s standard fees and charges for the opening, amendment, modification, presentation or cancellation of a Letter of Credit, and otherwise in respect of a Letter of Credit, and shall execute all of the Issuer’s standard agreements in connection with the issuance of the Letter of Credit.
(c) Reimbursement Obligations of Borrowers. If Issuer shall make a payment pursuant to a Letter of Credit, the Borrowers shall promptly reimburse Issuer, following notice from Issuer to Borrowers of the amount of such payment, for the amount of such payment and, to the extent that so doing would not cause the Revolving Credit Outstandings to exceed the amount of the Commitment, and there is no outstanding Default, Borrowers shall be deemed to have requested a Revolving Credit Loan, the proceeds of which will be used to satisfy such Reimbursement Obligations. To the extent that such Reimbursement Obligations are not so satisfied, the Borrowers shall pay interest, on demand, on all amounts so paid by Issuer for each day until Borrowers reimburse Issuer therefor at a rate per annum equal to the sum of two percent (2%) plus the interest rate applicable to Base Rate Loans for such day. The obligations of the Borrowers to the Issuer, the Agent and the Lenders in respect of Letters of Credit shall be guaranteed pursuant to the Loan Documents and shall be secured by the Collateral.

(d) Objections Absolute. The obligations of Borrowers under this Section 1.4 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:
(i) any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;
(ii) the existence of any claim, set-off, defense or other right which Borrowers may have at any time against the beneficiary of any Letter of Credit, the Issuer, the Agent, or any Lender (including any claim for improper payment), or any other Person, whether in connection with any Loan Document or any unrelated transaction, provided, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(iii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or, insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or
(iv) to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
(e) Deposit Obligations of Borrowers. In the event any Letters of Credit are outstanding at the time that Borrowers prepay, or are required to repay, the Obligations or the Commitment is terminated, Borrowers shall (i) Cash Collateralize all Letter of Credit Liabilities, in an amount equal to one hundred and two percent (102%) of the aggregate outstanding Letter of Credit Liabilities, to be available to Issuer to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto, and (ii) prepay the fee payable under Section 1.4(b) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit. Upon termination of any such Letter of Credit, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrowers, together with the deposit described in the preceding clause (i) to the extent not previously applied by Issuer in the manner described herein.
(f) Participation by Lenders.
(i) Effective immediately upon the issuance of each Letter of Credit and without further action on the part of the Issuer, the Issuer shall be deemed to have granted to each Lender, and each Lender shall be deemed to have irrevocably purchased and received from the Issuer, without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of each Lender’s Percentage of the Commitment. Further, each Lender acknowledges and agrees that it shall be absolutely liable, to the extent of its Percentage of the Commitment, to fund on demand or reimburse the Issuer on demand for the amount of each draft paid by the Issuer under each Letter of Credit to the extent that such amount is not immediately reimbursed by the Borrowers.

(ii) In furtherance of the provisions of the preceding paragraph (a) the Issuer shall notify the Agent promptly upon receipt of notice of an intended draw under a Letter of Credit. The Agent shall give written, telecopied or telegraphic notice to each of the other Lenders of its pro rata share of such draw and the scheduled date thereof. After receipt of such notice, and whether or not an Event of Default or Default then exists, each Lender shall make available to the Agent such Lender’s share of such draw in immediately available funds (in Dollars) to the Agent no later than noon, on the date specified in the Agent’s notice. The failure of the Issuer or the Agent to give timely notice pursuant to this Subsection 1.4(f) shall not affect the right of the Issuer to reimbursement from the Lenders. Any amount paid by Agent and Lenders pursuant to a draw made under a Letter of Credit shall constitute a Revolving Credit Loan and shall be repaid pursuant to the provisions respecting Revolving Credit Loans, provided that if an Event of Default or Default exists at the time of a draw, the Borrowers shall immediately reimburse the amount of such draw to the Agent for the benefit of the Lenders.
(g) Standard of Conduct. The Issuer shall be entitled to administer each Letter of Credit in the ordinary course of business and in accordance with its usual practices, modified from time to time as it deems appropriate under the circumstances, and shall be entitled to use its discretion in taking or refraining from taking any action in connection herewith as if it were the sole party involved. Any action taken or omitted to be taken by the Issuer under or in connection with any Letter of Credit shall not create for the Issuer any resulting liability to any other Lender. The Issuer shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and believed by it to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuer and the Agent.
Section 1.5 Swing Line Loans.
(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 1.5, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that after giving effect to any Swing Line Loan, (i) the Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate outstanding amount of the Revolving Credit Loans of any Lender at such time, plus such Lender’s Percentage of the outstanding amount of all Letter of Credit Liabilities at such time, plus such Lender’s Percentage of the outstanding amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment, and provided further that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 1.5, prepay under Section 2.2, and reborrow under this Section 1.5. Each Swing Line Loan shall be a Base Rate Loan which shall mature on the earlier of (A) the fifteenth day after such Loan was made and (B) the Revolving Credit Termination Date. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon a Borrower’s irrevocable notice to the Swing Line Lender and the Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Agent of a written Swing Line Loan Notice, appropriately completed and signed by an officer of a Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 1.5(a), or (B) that one or more of the applicable conditions specified in Article 5 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the requesting Borrower at its office by crediting the account of the requesting Borrower on the books of the Swing Line Lender in immediately available funds.
(c) Refinancing of Swing Line Loans.
(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the requesting Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Request for Advance for purposes hereof) and in accordance with the requirements of Section 1.2, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 5.3. The Swing Line Lender shall furnish the requesting Borrower with a copy of the applicable Request for Advance promptly after delivering such notice to the Agent. Each Lender shall make an amount equal to its Percentage of the amount specified in such Request for Advance available to the Agent in immediately available funds for the account of the Swing Line Lender at the Agent’s Office not later than 1:00 p.m. on the day specified in such Request for Advance, whereupon, subject to Section 1.5(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the requesting Borrower in such amount. The Agent shall remit the funds so received to the Swing Line Lender.
(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Loan in accordance with Section 1.5(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 1.5(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 1.5(c) by the time specified in Section 1.5(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Loan or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv) Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 1.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 1.5(c) is subject to the conditions set forth in Section 5.3. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.
(d) Repayment of Participations.
(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Percentage thereof in the same funds as those received by the Swing Line Lender.
(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing a Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 1.5 to refinance such Lender’s Percentage of any Swing Line Loan, interest in respect of such Percentage shall be solely for the account of the Swing Line Lender.
(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
Section 1.6 Increase in Revolving Credit Facility.
(a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Agent (which shall promptly notify the Lenders), the Borrowers may from time to time, request an increase in the Revolving Credit Facility by an amount (for all such requests) not exceeding $50,000,000; provided that any such request for an increase shall be in a minimum amount of (i) $5,000,000, or an integral multiple thereof, and (ii) the Parent Borrower may make a maximum of three such requests. At the time of sending such notice, the Parent Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).
(b) Lenders Election to Increase. Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
(c) Notification by Agent; Additional Lenders. The Agent shall notify the Parent Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Agent, the Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Parent Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Parent Borrower and the Agent and its counsel.
(d) Effective Date and Allocations. If the Revolving Credit Facility is increased in accordance with this Section, the Agent and the Parent Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Parent Borrower and the Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Parent Borrower shall deliver to the Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a responsible officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 6 and the other Loan Documents are true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 1.6, the representations and warranties contained in Section 6.13 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 8.1, and (B) no Default exists. The Borrowers shall prepay any Revolving Credit Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 4.4) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Commitments under this Section.
ARTICLE 2
PAYMENTS AND PREPAYMENTS
Section 2.1 Reductions In Commitment. The Borrowers may, at any time and from time to time, upon one (1) Business Day’s prior irrevocable written notice to the Agent, reduce (on a pro rata basis among the Lenders) or terminate the Commitment without premium or penalty, provided, however, that each partial reduction shall be in an amount equal to Five Million Dollars ($5,000,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof and provided further, that the Commitment shall not be reduced or terminated at any time that would require the prepayment of a LIBOR Loan on a day, other than the last day of the relevant Interest Period, unless the reduction notice is accompanied by the breakage payments referred to, in Section 4.4 below. Once so reduced, the Commitment shall not be increased and once so terminated, the Commitment shall not be reinstated.
Section 2.2 Optional Prepayments of Loans.
(a) Subject to the provisions of paragraph (c) below, the Borrowers may, at any time and from time to time, without penalty, prepay any or all Base Rate Loans.
(b) Subject to the provisions of paragraph (c) below, the Borrowers may, at any time and from time to time, prepay any or all LIBOR Loans upon giving three (3) Business Days irrevocable notice to the Agent, but if any such payment shall be made on a day other than the last day of the applicable Interest Period, such payment shall be accompanied by the breakage payments referred to in Section 4.4 below.
(c) The foregoing prepayment rights are subject to the following: (i) any prepayment of less than all the outstanding Loans shall be in an amount equal to Fifty Thousand Dollars ($50,000) or an integral multiple of Ten Thousand Dollars ($10,000) in excess thereof; (ii) no prepayment may be made in an amount that would cause the amount of any outstanding LIBOR Loan to be less than One Hundred Thousand Dollars ($100,000); and (iii) any prepayment in full of all outstanding Loans shall be accompanied by the payment of all Obligations accrued or payable as of the date of such prepayment.

Section 2.3 Repayment of Loans In Connection with Reductions of Commitment. On or before the effective date of any reduction in the Commitment (whether scheduled, mandatory, voluntary or otherwise), the Borrowers shall Cash Collateralize all Letter of Credit Liabilities, so as to reduce the Revolving Credit Outstandings to the Commitment, giving effect to the amount of the Commitment as so reduced, provided, however, any prepayment of a LIBOR Loan on a day that is not the last day of the, relevant Interest Period shall be accompanied by the amounts provided for in Section 4.4 below.
ARTICLE 3
INTEREST AND FEES
Section 3.1 Interest. Subject to the provisions of Sections 3.2 and 4.4 below and to the conditions set forth in this Section, the Loans shall bear interest at the Borrowers option, as follows:
(a) Base Rate Loans. The interest rate on each Base Rate Loan shall equal the sum of the Base Rate plus the Applicable Margin for Base Rate Loans, as in effect from time to time. Changes in the rate of interest resulting from changes in the Base Rate shall take place immediately without notice or demand of any kind. Interest on Base Rate Loans is payable in arrears on the first day of each month and on the maturity of such Loans, whether by acceleration or otherwise.
(b) LIBOR Loans. During any period that a Loan is a LIBOR Loan, Borrowers shall pay interest on such Loan at a rate equal to the LIBOR Rate for the applicable Interest Period plus the Applicable Margin for LIBOR Loans, as in effect from time to time. Interest on LIBOR Loans shall be payable in arrears on the last day of the applicable Interest Period relating to such Loan, provided that if the Interest Period is longer than 30 days, interest shall be payable 30 days after the relevant Loan is made and on each 30 day anniversary thereof, if applicable, and on the last day of the Interest Period. All payments are due on or prior to the Revolving Credit Termination Date.
Section 3.2 Election of Interest Rate. Subject to the provisions of Section 4.4 below, the Borrowers may elect the interest rate applicable to each Revolving Credit Loan as follows:
(a) Rate in Absence of Election. Unless otherwise elected by the Borrowers, each Revolving Credit Loan shall bear interest at the Base Rate plus the Applicable Margin.
(b) Election of LIBOR Loans. The Borrowers may elect to request an advance hereunder as a LIBOR Loan by so specifying the amount and the desired Interest Period on the Request for Advance delivered pursuant to Section 1.2 above.

(c) Conversion to Different Type of Loan. All or any part of the principal amount of Revolving Credit Loans of any Type may, on any Business Day, be converted into any other Type or Types of Revolving Credit Loans, except that (i) a LIBOR Loan may be converted only on the last day of the applicable Interest Period therefor and (ii) a Base Rate Loan may be converted into a LIBOR Loan only on a Business Day for LIBOR Loans.
(d) Notice of Election to Convert. The Borrowers shall give the Agent notice (which shall be irrevocable) of each conversion of a Base Rate Loan into a LIBOR Loan and each conversion of a LIBOR Loan at the end of the relevant Interest Period into another LIBOR Loan, no later than 11:00 a.m. three (3) Business Days prior to the requested date of such conversion. Each notice of conversion shall be (i) in writing in substantially the form of Exhibit C attached hereto or (ii) by telephone specifying the information set forth in Exhibit C attached hereto, followed immediately by delivery of such notice, provided, however, that the Borrowers failure to confirm any telephonic notice in writing shall not invalidate any telephonic notice if acted upon by the Agent.
(e) Presumption In Absence of Election to Convert. Base Rate Loans shall continue as Base Rate Loans unless and until such Revolving Credit Loans are converted into Revolving Credit Loans of another Type pursuant to the preceding paragraph (d). LIBOR Loans of any Type shall continue as Revolving Credit Loans of such Type until the end of the then current Interest Period therefor, at which time they shall be automatically converted into Base Rate Loans unless the Borrowers shall have given the Agent notice in accordance with the preceding paragraph (d).
(f) Limitations on Election of LIBOR Loans. The Borrowers may not elect to borrow, continue or convert a Revolving Credit Loan to a LIBOR Loan if such election would (i) require the Agent to administer concurrently more than six (6) Types of Revolving Credit Loans, or (ii) require the Borrowers to make any scheduled or required payment of principal prior to the last day of the Interest Period or Interest Periods selected as a result of a reduction of the Available Commitment, a mandatory repayment or otherwise hereunder.
Section 3.3 Interest Upon Default. Anything in this Agreement to the contrary notwithstanding, upon the occurrence of an Event of Default (whether or not the Lenders have accelerated payment of the Notes), or after maturity or judgment has been rendered on the Notes, the Borrowers, right to select interest rate options shall cease and the unpaid principal of the Loans shall, at the option of the Agent, bear interest at the Base Rate plus the Applicable Margin plus two percent (2%) (the “Default Rate”). Such interest shall be payable on the earlier of (i) demand or (ii) the next Payment Date. Interest at the Default Rate shall continue to accrue (both before and after judgment) until the earlier of (i) the waiver or cure of the applicable Event of Default or (ii) the payment in full of the Obligations. Furthermore, at the election of Agent or Majority Lenders during any period in which any Event of Default is continuing (x) as the Interest Periods for LIBOR Loans then in effect expire, such Loans shall be converted into Base Rate Loans and (y) the LIBOR election shall not be available to Borrowers.

Section 3.4 Fees.
(a) Commitment Fee. The Borrowers shall pay to the Agent for the account of the Lenders a commitment fee, such fee to be payable in arrears on every third Payment Date (i.e. the last Business Day of each March, June, September and December) and on the Revolving Credit Termination Date, and equal to the product of the Commitment Fee Margin times the average daily unused portion of the Commitment during the period commencing on the date following the preceding commitment fee payment date (or, if none, on the date hereof) and ending on such commitment fee payment date.
(b) Other Fees. The Borrowers shall pay the Agent, the Issuer and/or the Lenders such other fees as the Borrowers have otherwise agreed to pay in writing, whether in the Fee Letter or otherwise.
(c) Letter of Credit and Fronting Fees. The Borrowers shall pay to the Agent for the account of the Issuer and/or the Lenders, as applicable, such the Letter of Credit Fees and Fronting Fees as are described in Section 1.4.
Section 3.5 Computation of Interest and Related Fees. All interest and fees under each Loan Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed (or 365 or 366 days, as the case may be, as to interest on any Base Rate Loan). The date of funding of a Base Rate Loan and the first day of an Interest Period with respect to a LIBOR Loan shall be included in the calculation of interest. The date of payment of a Base Rate Loan and the last day of an Interest Period with respect to a LIBOR Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.
Section 3.6 Determination of Dollar Equivalent.
(a) No later than 1:00 P.M. on each Calculation Date with respect to any Alternative Currency Letter of Credit or Loan denominated in Alternative Currencies, the Agent shall determine the Dollar Equivalent as of such Calculation Date with respect to such Alternative Currency Letter of Credit and Loans denominated in Alternative Currencies. The Dollar Equivalent so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, except as otherwise provided, and shall for all purposes of this Agreement be the Dollar Equivalent employed in converting any amounts between Dollars and Alternative Currencies.
(b) The Agent shall promptly notify the Parent Borrower of each determination pursuant to this Section 3.6.
(c) In additional to the determination set forth above, and in no way expanding the Approved Currencies available to the Borrowers, any amount specified in this Agreement or any of the other Loan Documents to be in Dollars shall also, as may be required, include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 3.6, the “Spot Rate” for a currency means the rate determined by the Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE 4
GENERAL MATTERS CONCERNING LOANS SECTION
Section 4.1 Manner of Tendering Payments by Borrowers.
(a) Time of Payments. Each payment (including any prepayment) by the Borrowers on account of the principal of, or interest on, the Loans, commitment fees and any other amount owed to the Agent on behalf of the Lenders under any Loan Document shall be made not later than 1:00 p.m. on the date specified for payment under such Loan Document in lawful money of the United States of America in immediately available funds. Any payment received after 1:00 p.m. shall be deemed received on the next Business Day. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
(b) Location of Payments. All payments shall be made by the Borrowers to the Agent at such place as the Agent may from time to time specify in writing, except that all payments with respect to Letters of Credit shall be made by the Borrowers to such other place as the Agent and, respectively, the Issuer, may from time to time specify in writing. Any such payment shall be made in related Approved Currency in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.
(c) No Set-Off. The Borrowers agree to pay principal, interest, fees, expenses, indemnities, reimbursements and all other amounts due under any Loan Document, without set-off or counterclaim or any deduction whatsoever.
(d) Presumptions. Except as expressly set forth to the contrary in this Agreement, or by the Borrowers with respect to any payment, all payments shall be applied first to the payment of all fees, expenses and other amounts due to the Agent or the Lenders (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal of Base Rate Loans and then to principal of LIBOR Loans (and among such LIBOR Loans, first to those with the earliest expiring Interest Periods); provided, however, that after an Event of Default which is continuing, payments will be applied to the Obligations of Borrowers as Agent determines in its sole discretion.
Section 4.2 The Notes. Upon the request of any Lender made through the Agent, the Borrowers shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Each Note shall be in the aggregate principal amount of the applicable Lender’s share of the Commitment in substantially the form attached hereto as Exhibit A (with appropriate completion of the name of the applicable Lender).

Section 4.3 Loan Account. The Agent may open and maintain on its books in the name of the Borrowers, a loan account with respect to the Loans and interest thereon. If the Agent opens such an account, it shall debit such loan account for the principal amount of each Loan made by it and accrued interest thereon, and, subject to Section 1.3 above; shall credit such loan account for each payment on account of principal or interest. The records of the Agent with respect to the loan account maintained by it shall be prima facie evidence of the Loans and accrued interest thereon, but the failure of the Agent to make any such notations or any error or mistake in such notations shall not affect the Borrowers’ repayment obligations with respect to such Loans.
Section 4.4 Additional Provisions Concerning Certain Loans.
(a) Mandatory Suspension and Conversion of LIBOR Loans. The Lenders obligation to make, continue or convert into LIBOR Loans of any Type shall be suspended and all Lenders outstanding Loans of such Type shall be converted into Base Rate Loans on the last day of their applicable Interest Periods (or, if earlier, in the case of clause (iii) below, on the last day the Lenders may lawfully continue to maintain Loans, of such Type or, in the case of clause (iv) below, on the day determined by the Agent to be the last Business Day before the effective date of the applicable restriction) into, and all pending requests for the making or continuation of or conversion into Loans of such Type by the Agent shall be deemed requests for Base Rate Loans, if:
(i) on or prior to the determination of an interest rate for a LIBOR Loan for any Interest Period, the Agent reasonably determines that for any reason appropriate information is not available to it for purposes of determining the LIBOR Rate for such Interest Period;
(ii) on or prior to the first day of any Interest Period for a LIBOR Loan of such Type any of the Lenders reasonably determines that the LIBOR Rate, as determined by such Lender, for such Interest Period would not accurately reflect the cost to such Lender of making, continuing or converting into a LIBOR Loan of such Type for such Interest Period;
(iii) at any time any of the Lenders determines that any Regulatory Change makes it unlawful or impracticable for such Lender or its applicable lending office to make, continue or convert into a LIBOR Loan of such Type, or to comply with its obligations hereunder in respect thereof; or
(iv) any of the Lenders determines, that, by reason of any Regulatory Change, such Lender or its applicable lending office is restricted, directly or indirectly, in the amount that it may hold of (A) a category of liabilities that includes deposits by reference to which, or on the basis of which, the interest rate applicable to LIBOR Loans of such Type is directly or indirectly determined or (B) the category of assets that includes LIBOR Loans of such Type.

(b) Regulatory Changes. If, in the determination of any of the Lenders:
(i) any Regulatory Change shall directly or indirectly: (A) reduce the amount of any sum received or, receivable by such Lender with respect to the Revolving Credit Facility; (B) impose a cost on such Lender or any Affiliate of such Lender that is attributable to the making available or maintaining of, or such Lender’s commitment to make available, the Revolving Credit Facility; (C) require such Lender or any Affiliate of such Lender to make any payment on, or calculated by reference to, the gross amount of any amount received by such Lender under any Loan Document; or (D) reduce, or have the effect of reducing, the rate of return on any capital of such Lender or any Affiliate of such Lender that such Lender or such Affiliate is required to maintain on account of the Revolving Credit Facility, or such Lender’s Commitment; and
(ii) such reduction, increased cost or payment shall not be fully compensated for by an adjustment in the applicable rates of interest payable under the Loan Documents;
then the Borrowers shall pay to such Lender such additional amounts as such Lender reasonably determines will, together with any adjustment in the applicable rates of interest payable hereunder, fully compensate it for such reduction, increased cost or payment. Such additional, amounts shall be payable, in the case of those applicable to prior periods, within 15 Business Days after request by such Lender for such payment and, in the case of those applicable to future periods, on the date specified, or determined in accordance with a method specified, by such Lender. Such Lender will promptly notify the Agent and the Borrowers of any determination made by it referred to in clauses (i) and (ii) above and provide to Agent and Borrowers a reasonably detailed calculation of all amounts required to be paid by the Borrowers, but the failure to give such notice shall not affect such Lender’s right to such compensation.
(c) Capital Requirements. If in the determination of any Lender such Lender or any Affiliate of such Lender is required, as a result of a Regulatory Change, to maintain capital on account of the Revolving Credit Facility or such Lender’s Commitment, then, upon request by such Lender, the Borrowers shall from time to time thereafter pay to such Lender such additional amounts as such Lender reasonably determines will fully compensate it for any reduction in the rate of return on the capital that such Lender or such Affiliate is so required to maintain on account of the Revolving Credit Facility or Commitment suffered as a result of such capital requirement. Such additional amounts shall be payable, in the case of those applicable to prior periods, within 15 Business Days after request by such Lender to the Borrowers, and, in the case of those relating to future periods, on the date specified or determined in accordance with a method specified by such Lender. Such Lender will promptly notify the Agent and the Borrowers of any determination made by it referred to in this paragraph(c), but the failure to give such notice shall not affect such Lender’s right to such compensation.

(d) Funding Losses. The Borrowers shall pay to the Agent, on behalf of the Lenders, from time to time, upon request, such amount as the Agent reasonably determines is necessary to compensate the Lenders for any loss, cost or expense, including, without limitation, loss of the Applicable Margin incurred by it as a result of (a) any payment, prepayment or conversion of a LIBOR Loan on a date other than the last day of an Interest Period for such LIBOR Loan or (b) a LIBOR Loan for any reason not being made or converted, or any payment of principal thereof or interest thereon not being made, on the date therefor determined in accordance with the applicable provisions of this Agreement. At the election of the Agent, and without limiting the generality of the foregoing, but without duplication, such compensation on account of losses may include an amount equal to the excess of (i) the interest that would have been received from the Borrowers under this Agreement, including the Applicable Margin on any amounts to be reemployed during an Interest Period or its remaining portion over (ii) the interest component of the return that the Agent, determines the Lenders could have obtained had they placed such amount on deposit in the London Interbank Eurodollar Market selected by it for a period equal to such Interest Period or remaining portion.
(e) Determinations. In making the determinations contemplated by this Section, the Agent or the applicable Lender may make such estimates, assumptions, allocations and the like that the Agent or such Lender in good faith determines to be appropriate, and the Agent or specified Lender selection thereof in accordance with this Section, and the determinations made by such Lender on the basis thereof, shall be final, binding and conclusive upon the Borrowers. Notwithstanding any other provision of this Section, such Lender shall not apply the provisions of subsections (b) or (c) of this Section with respect to the Borrowers if it shall not at the time be the general policy or practice of the Agent or such Lender to apply provisions of subsections (b) or (c) of this Section to other borrowers in substantially similar circumstances under substantially comparable provisions of other credit agreements.
(f) Rate Quotations. The Borrowers may call the Agent on or before the date on which a Request for Advance or notice of conversion is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Agent nor affect the rate of interest which thereafter is actually in effect when the election is made.
(g) Inability to Determine Rates. If the Majority Lenders determine that for any reason in connection with any request for a LIBOR Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Loan, (ii) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan, or (iii) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended until the Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for an advance of, conversion to or continuation of LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a Base Rate Loan in the amount specified therein.

Section 4.5 Taxes.
(a) Payments Free and Clear.
(i) Any and all payments by any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any and all taxes (as defined below), provided that that if any applicable law requires the deduction or withholding of any tax from any payment, then the applicable Loan Party shall (A) make such deductions, (B) timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (C) deliver to the Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 4.5(d) and, if such tax is a Tax (as defined below), then the sum payable by any applicable Loan Party shall be increased as may be necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) each Lender or the Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions or withholdings been made.
(ii) For purposes of this Agreement (A) “taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholding (including interest, penalties and additions to tax), and all liabilities with respect thereto and (B) “Taxes” means any and all taxes excluding, in the case of each Lender and the Agent, (x) income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof, and (y) income and franchise taxes imposed by the jurisdiction of each Lender’s lending office or any political subdivision thereof, and (z) United States federal withholding taxes imposed by reason of failure or the inability of a Lender to comply with Section 4.5(e) (unless such compliance is precluded as a result of a change in any law, rule, regulation or treaty, or in the administrative interpretation or application thereof, in each case after the date hereof or, in the case of a Participant or Assignee, the date on which such Participant or Assignee receives its interests in the Loans).
(b) Stamp and Other Taxes. In addition, the Borrowers shall pay any present or future stamp, registration, recordation or documentary taxes and any other similar fees or charges or excise or property taxes, levies of the United States or of any state or political subdivision thereof or of any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the other Loan Documents or the perfection of any rights or security interest in respect thereto (hereinafter referred to as “Other Taxes”).
(c) Indemnity. The Borrowers shall indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Lender or the Agent and any liability (including penalties, interest, additions thereto and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within fifteen (15) Business Days from the date such Lender or the Agent makes written demand therefor.

(d) Evidence of Payment. Within fifteen (15) Business Days after the date of any payment of Taxes or Other Taxes, the Borrowers shall furnish to the Agent, at its address a referred to in Section 13.1, the original or a certified copy, of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Agent.
(e) Non-U.S. Lender. On or prior to the date on which any Participant or Assignee that is not a United States person as defined in Section 7701(a)(30) of the Code (each a “Non-U.S. Lender”) receives its interest in the Loans, each Non-U.S. Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Agent and the Parent Borrower with two duly completed copies of the appropriate United States Internal Revenue Service Form W-8 or other applicable successor form prescribed by the Internal Revenue Service of the United States, certifying that such Non-U.S. Lender is entitled to receive payments under this Agreement without deduction or withholding of (or at a reduced rate of deduction and withholding of) United States federal withholding taxes. The Borrowers shall have no obligation to pay any additional amounts with respect to Loans made to a Non-U.S. Lender pursuant to Section 4.5(a) or indemnify any Non-U.S. Lender under Section 4.5(c) if such Non-U.S. Lender is entitled at such time to an exemption from or reduction of United States withholding tax but has failed to provide the forms required pursuant to this Section 4.5(e). Notwithstanding any other provision of this Section 4.5(e), no Non-U.S. Lender shall be required to deliver any form pursuant to this Section 4.5(e) that such Non-U.S. Lender is not legally able or obligated to deliver and, for purposes of this Section 4.5, such non-delivery of a form shall not be decreed to be non-compliant with this Section 4.5(e).
(f) Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitment.
Section 4.6 Payment Generally; Agent’s Clawback.
(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in the applicable Approved Currency in which the credit was extended and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Agent will promptly distribute to each Lender its Percentage of such payment in like funds as received by wire transfer to such Lender. All payments received by the Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) Presumptions by Agent.
(i) Funding by Lenders. Unless the Agent shall have received notice from a Lender prior to the proposed date of any LIBOR Loans (or, in the case of any Base Rate Loans, prior to 12:00 noon on the proposed date of such Loan) that such Lender will not make available to the Agent such Lender’s share of such Loan, the Agent may assume that such Lender has made such share available on such date in accordance with Section 1.1 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Agent, then the applicable Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Loan to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Loan. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Agent.
(ii) Payments by Borrowers. Unless the Agent shall have received notice from the Borrowers prior to the time at which any payment is due to the Agent for the account of the Lenders or the Issuer hereunder that the Parent Borrower will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the appropriate Lenders or the Issuer, as the case may be, the amount due. In such event, if the Borrowers has not in fact made such payment, then each of the appropriate Lenders or the Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
A notice of the Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Agreement, and such funds are not made available to the Borrowers by the Agent because the conditions to the applicable Loan set forth in Article 5 are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d) Obligations of Lenders’ Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 13.14 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 13.14 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 13.14.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Letter of Credit Liabilities then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Letter of Credit Liabilities then due to such parties.
Section 4.7 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
ARTICLE 5
CONDITIONS PRECEDENT
Section 5.1 Conditions Precedent to Initial Loan. The obligation of the Lenders to make the initial Loan is subject to the condition that each of the Lenders, or the Agent, as applicable, shall have received each of the following, in form and substance satisfactory to it:
(a) a duly executed Revolving Loan Note for any requesting Lender;
(b) a duly executed Foreign Subsidiary Guaranty;
(c) (i) the Security Agreement, duly executed by each Borrower, together with such Uniform Commercial Code financing statements as are necessary or, in the opinion of the Agent, desirable to perfect the security interests created by such Security Agreement, (ii) either (A) a current landlord waiver, or (B) if an existing landlord waiver is in full force an effect, a landlord estoppel certificate, with regard to each leased facility of any Borrower which is located in the United States, and (iii) the certificates, if any, representing the equity or other ownership interests of each Subsidiary Borrower (other than 34% of the voting securities or other voting equity of each Foreign Subsidiary that is a CFC), together with duly executed, undated stock powers or similar assignments respecting such equity or other ownership interests;
(d) A perfection certificate duly completed by Borrowers, such questionnaire to be delivered to the Agent prior to the closing;
(e) insurance policies or, certificates designating the Agent as lender loss payee or mortgagee as its interests may appear, as appropriate, as required by Section 9.17 of this Agreement or as required by any other Loan Document;
(f) to the extent requested by the Agent, an IP Security Agreement executed by each Borrower, as appropriate, as to any registered or pending patents, trademarks and copyrights, in appropriate form to file of record;

(g) the results of tax, judgments, UCC, title and other lien searches in form and substance satisfactory to the Agent, and from such jurisdictions as may be satisfactory to the Agent, together with U.S. Patent and Trademark Office and Copyright Office searches of a recent date, in each case, with respect to the Parent Borrower and each Subsidiary Borrower, showing no Liens except Permitted Liens;
(h) modifications of Mortgages on all real property owned by each Borrower and polices of title insurance, in amounts reasonably satisfactory to Agent, insuring the Lien of the Mortgages as modified, together with evidence, in such form as the Agent may reasonably require, of the zoning of the real property subject to the Mortgages and the Environmental Indemnity Agreement;
(i) audited financial statements of Parent Borrower and its Subsidiaries on a Consolidated basis for the fiscal year ended December 31, 2007, together with projections of financial statements respecting each fiscal year through the fiscal year 2011, which projections shall be approved by the chief financial officer of Parent Borrower and based on reasonable assumptions;
(j) The unaudited financial statements of Parent Borrower and its Subsidiaries on a Consolidated basis for the fiscal quarter ended June 30, 2008;
(k) any required governmental consents or other required consents to the closing of this Agreement or to the execution, delivery and performance of this Agreement and the other Loan Documents, each of which shall be in form and substance satisfactory to the Agent;
(l) a certificate of each Loan Party to which is attached each of the following certified as such by a duly authorized officer of such Loan Party:
(i) a certificate of incumbency with respect to each Authorized Signatory thereof that signs any Loan Documents;
(ii) a copy of the charter or other organizational documents of such Loan Party certified by the Secretary of State or similar state official of the jurisdiction of formation of such Loan Party, such Loan Party;
(iii) a copy of the bylaws or other constituent documents of such Loan Party;
(iv) a certificate of good standing or subsistence, as the case may be, for such Loan Party issued as of a recent date by the Secretary of State or similar state official in the jurisdiction of its organization and in each state in which such Loan Party is qualified to do business as set forth on Schedule 6.1;
(v) a copy of the resolutions duly adopted by the Board of Directors or other governing body of such Loan Party authorizing it to execute, deliver and perform each Loan Document to which it is, or is to be, a party; and
(vi) a copy of any shareholders agreement or similar agreement respecting such Loan Party, if any such agreements exist;

(m) a legal opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP; and
(n) a certificate of the chief financial officer or Treasurer of the Parent Borrower with respect to the solvency and adequacy, of capital of Parent Borrower and each Subsidiary Borrower after giving effect to the initial Loan and the application of the proceeds thereof.
For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the date hereof specifying its objection thereto.
Section 5.2 Payment of Fees and Costs. In addition to the conditions specified in Section 5.1 above, prior to making the initial Loan, the Agent shall receive payment of all accrued costs and fees and (if then ascertainable) expenses arising out of reasonable attorneys fees for the preparation of the Loan Documents and related services.
Section 5.3 Conditions Precedent to Each Loan. The obligation of the Lenders to make each Loan (including the initial Loan) and issue any Letter of Credit is subject to the fulfillment of each of the following conditions:
(a) All of the representations and warranties of the Borrowers in this Agreement and all representations and warranties of each Loan Party in each other Loan Document shall be true and correct in all material respects at such time, both before and after giving effect to the application of the proceeds of such Loan;
(b) No Default or Event of Default hereunder shall then exist or be caused thereby;
(c) No Material Adverse Change shall have occurred and no event shall have occurred which could reasonably be expected to result in a Material Adverse Change; and
(d) The Agent shall have received a duly executed Request for Advance, or, as to a Letter of Credit, a Notice of LC Credit Event.
Section 5.4 Method of Satisfying Certain Conditions. The request for, and acceptance of, each Loan by the Borrowers shall be deemed a representation and warranty by the Borrowers that the conditions specified in subparts (a), (b) and (c) of Section 5.3 have been satisfied.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BORROWERS
In order to induce the Lenders to enter into this Agreement, the Borrowers jointly and severally make the following representations, covenants and warranties, for themselves and each of their Subsidiaries:
Section 6.1 Organization and Qualification. Each Borrower and each of its Foreign Subsidiaries are corporations or other entities, duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. Each Borrower and each of its Foreign Subsidiaries have the lawful power to own or lease their respective properties and to engage in the respective business they presently conduct or propose to conduct. Each Borrower and each of its Foreign Subsidiaries are duly licensed or qualified and in good standing in each jurisdiction where property is owned or leased by them, or the nature of the business transacted by them, or both, makes such licensing or qualification necessary, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. Schedule 6.1 hereto shows as of the date hereof each state or jurisdiction in which each Borrower and each of its Foreign Subsidiaries are qualified and their respective jurisdictions of incorporation or organization, as applicable.
Section 6.2 Capitalization and Ownership of Subsidiary Borrowers. The name of each Borrower and each of its Foreign Subsidiaries, their authorized equity or other ownership interests, the number of issued and outstanding equity and other ownership interests and the owners thereof as of the date hereof are set forth on Schedule 6.2 attached hereto. All outstanding equity or other ownership interests of the Loan Parties are duly authorized, validly issued, fully paid and nonassessable and are owned free and clear by the Borrowers except as pledged pursuant to the Loan Documents and except for Permitted Liens to the extent arising by operation of law. As of the date hereof, there are no options, warrants or other rights outstanding to purchase any such equity and other ownership interests except as indicated on said Schedule 6.2. Each Borrower has the unrestricted right to vote the issued and outstanding equity and other ownership interests owned by it. Each Borrower’s ownership interest in a Subsidiary represents a direct controlling interest of such Subsidiary for purposes of directing or causing the direction of the management and policies of such Subsidiary.
Section 6.3 Authorization and Execution. The execution, delivery and performance of this Agreement, and each other Loan Document to which any Loan Party is, or will be, a party are within such Loan Party’s power and authority and have been duly authorized by all necessary corporate or other applicable action. This Agreement has been, and each other Loan Document when delivered hereunder will be, duly executed by each Loan Party which is a party hereto or thereto, as the case may be.

Section 6.4 Enforceability; Consents. This Agreement is, and each of the other Loan Documents when delivered hereunder will be a legal, valid and binding obligation of each of the Loan Parties which is, or will then be, a party hereto or thereto, as the case may be, enforceable against each such Loan Party in accordance with its terms. No recording, filing, registration, notice, consent (governmental or otherwise) or other similar action including, without limitation, any action involving any federal, state, local or other applicable regulatory body, is required in order to insure the legality, validity, binding effect or enforceability of this Agreement or the other Loan Documents as against all Persons, except the recording of modifications to the Mortgages as contemplated by this Agreement.
Section 6.5 Security Interests in Collateral.
(a) As of the date hereof no further action, including without limitation, any filing or recording of any document or the obtaining of any consent, is necessary in order to establish, perfect and maintain the Agent’s first priority security interests in the Collateral, for the benefit of the Secured Parties, being encumbered pursuant to the Security Agreement, subject to Permitted Liens to the extent taking priority by operation of law, except for the periodic filing of continuation statements with respect to such UCC-1 financing statements. As of the date hereof, the perfection questionnaire previously delivered to the Agent by Borrowers is true and correct and there have been no changes thereto since the date of delivery.
(b) The Mortgages create perfected Liens on the real property described in the Mortgages subject to no Liens of equal or greater priority except for Permitted Liens to the extent taking priority by operation of law, and no further action, including, without limitation, the filing or recording of any document, is necessary to maintain such perfected Liens.
Section 6.6 Real Property of Borrowers. As of the date hereof, Schedule 6.6 attached hereto is a complete and correct list of all real property owned or leased by each Borrower, specifying, in each case, whether such property is owned or leased and specifying the owner/lessee thereof.
Section 6.7 Absence of Conflict with other Agreements; Etc. The execution, delivery and performance by each Borrower of this Agreement and the other Loan Documents to which it is, or will be, a party do not and will not (a) require any consent or approval, governmental or otherwise, not already obtained, (b) violate any Applicable Law respecting such Borrower, (c) conflict with, result in a breach of, or constitute a default under, the organizational and governing documents of such Borrower or any of its Foreign Subsidiaries, or under any material indenture, agreement, license or other instrument to; which such Borrower or any of its Foreign Subsidiaries are party to or by which any of them or their respective properties may be bound, or (d) result in, or require the creation or imposition of, any Lien upon or with respect to any property now owned or hereafter acquired by any Borrower or any of its Foreign Subsidiaries other than as contemplated hereby.
Section 6.8 Business. Each Borrower, together with each of its Foreign Subsidiaries, is currently engaged in the business of designing, manufacturing and marketing power electronics, power motion, power protection, transportation and specialized communication equipment that is used in a variety of medical, aerospace, computer, datacom, industrial, telecom; transportation, and electric power utility equipment applications.

Section 6.9 Condition of Assets. All of the material properties, equipment and systems of each Borrower and each of its Foreign Subsidiaries are in good repair, working order and condition for their intended use, ordinary wear and tear excepted, and are and will be in material compliance with all standards or rules, imposed by any governmental agency or authority (including, without limitation, any federal or state or local governments or instrumentalities) or otherwise under Applicable Law.
Section 6.10 Use of Proceeds. The proceeds of the Loans will be used for certain Permitted Acquisitions, capital expenditures, general corporate purposes and working capital purposes. No proceeds of any Loan shall be used for any illegal purposes.
Section 6.11 Litigation. Except as described in Schedule 6.11, there is no action, suit, proceeding or investigation pending against, or, to the best of the Borrowers knowledge, threatened against or in any other manner relating to, any Borrower or any of its Foreign Subsidiaries or any of their respective properties, in any court or before any arbitrator of any kind or before or by any governmental body, which individually or in the aggregate, could (if adversely determined) reasonably be expected to result in a Material Adverse Change, nor is any Borrower or any of its Foreign Subsidiaries in violation of any order, writ, injunction or decree of any such governmental body which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
Section 6.12 Indebtedness. Except as permitted under Section 9.1, there is no outstanding Indebtedness of any Loan Party, and any commitments of any such Person to incur additional Indebtedness (other than Indebtedness pursuant to this Agreement).
Section 6.13 Financial Statements.
(a) The audited financial statements for Parent Borrower and its Subsidiaries on a Consolidated basis for the fiscal year ended December 31, 2007, and the unaudited consolidated financial statements of Parent Borrower and its Subsidiaries on a Consolidated basis for the six months ended June 30, 2008, together with any other financial statements furnished to the Lenders, are complete and correct in all material respects and present fairly in accordance with GAAP the financial position of Parent Borrower and its Subsidiaries on a Consolidated basis on and as at such dates and the results of operations for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments). Neither Parent Borrower nor any of its Subsidiaries has any material liabilities, contingent or otherwise, other than as disclosed in the financial statements referred to in the preceding sentence and there are not now and not anticipated any material unrealized losses of Parent Borrower or any of its Subsidiaries.
(b) The projections delivered to the Lenders pursuant to Section 5.1 above and Section 8.1 below are made in good faith, based on reasonable assumptions by the Parent Borrower.
Section 6.14 Fiscal Year. The fiscal year of each Borrower ends on December 31.

Section 6.15 Title to Assets. Borrowers have good, legal and marketable title to, or a valid leasehold interest in, all of the assets included on the last balance sheet previously delivered to the Lenders except for assets disposed of in the ordinary course of business or as permitted hereby. Each of the Borrowers and their Subsidiaries has good, legal and marketable title to, or a valid leasehold interest in, all of its assets included on the last balance sheet previously delivered to the Lenders except for assets disposed of in the ordinary course of business. None of such properties or assets is subject to any Liens, except for Permitted Liens. No financing statement under the Uniform Commercial Code as in effect in any jurisdiction and no other filing which names any Borrower or any of their Subsidiaries as debtor or which covers or purports to cover any of the assets of any Borrower or any of their Subsidiaries is currently effective and on file in any state or other jurisdiction; and neither any Borrower nor any of their Subsidiaries have signed any such financing statement or filing or any security agreement authorizing any secured party thereunder to file any such financing statement or filing except with respect to Permitted Liens.
Section 6.16 Patents, Trademarks, Licenses and Franchises. Each Borrower and each of its Foreign Subsidiaries hold or have the right to use all patents, trademarks, service marks, trade names, copyrights, franchises, licenses and authorizations, governmental or otherwise, necessary for the conduct of their business as now conducted, without any known material conflict with the rights of others which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. As of the date hereof, Schedule 6.16 attached hereto correctly lists all patents, trademarks and copyrights registered to the Loan Parties as well as all material governmental licenses, authorizations and similar rights. Each license agreement necessary to any Borrower’s or any of their Foreign Subsidiaries’ business, and under which any Borrower or any of its Foreign Subsidiaries are the licensee is a valid and binding license agreement, enforceable against the licensee and, to Borrowers knowledge, the licensor.
Section 6.17 Compliance with Law. Each Borrower and each of its Foreign Subsidiaries are in material compliance with all Applicable Law.
Section 6.18 Compliance with ERISA.
(a) None of the Borrowers, their Subsidiaries, or their ERISA Affiliate thereof maintains or contributes to any Plan, Multiemployer Plan or other employee benefit plan, except as disclosed on Schedule 6.18 attached hereto.
(b) Each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is the subject of a favorable determination by the Internal Revenue Service with respect to all plan document qualification requirements for which the remedial amendment period under Section 401(b) of the Code has closed, any plan document amendments required by such determination letter were made as and when required by such determination letter, and nothing has occurred, whether by action or failure to act, since the date of such letter which would prevent any, such plan from remaining so qualified. Each Borrower has furnished to the Agent a copy of the most recent actuarial report for each Plan which is a defined benefit plan as defined in Section 3(35) of ERISA and for any Plan that is a funded employee welfare benefit plan, and each such report is accurate in all material respects.

(c) Each Borrower, each of their Subsidiaries and their respective ERISA Affiliates have operated each Plan in all material respects in compliance with the requirements of the Code and ERISA and the terms of each Plan.
(d) Except as specifically disclosed on Schedule 6.18 attached hereto, (1) no Plan has engaged in any transaction in connection with which any Borrower or any of its Subsidiaries or ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax penalty imposed pursuant to Section 4975 of the Code, (2) there is no Accumulated Funding Deficiency with respect to any Plan, whether or not waived, or an unfulfilled obligation to contribute to any Multiemployer Plan or withdrawal from any Multiemployer Plan, (3) no Plan has been terminated under conditions which resulted, or could result in any liability to the PBGC, (4) no liability to the PBGC has been or is expected by any Borrower to be incurred with respect to any Plan by any Borrower or any of their Subsidiaries or ERISA Affiliates except for required premium payments to the PBGC, (5) there has been no Reportable Event with respect to any Plan, and no event or condition exists which presents a risk of termination of any Plan by the PBGC, (6) none of the Borrowers or any of their Subsidiaries or any ERISA Affiliate have incurred or anticipate incurring Withdrawal Liability with respect to any Multiemployer Plan, (7) no Multiemployer Plan is in Reorganization, and neither any Borrower, any of their Subsidiaries, or any ERISA Affiliate reasonably expects any Multiemployer Plan to be in Reorganization, (8) each Borrower and each of their Subsidiaries and ERISA Affiliates have complied in all respects with the requirements of COBRA and HIPAA, and no liability, and no circumstances exist pursuant to which any such liability could reasonably be imposed on any Borrower, any of their Subsidiaries or any ERISA Affiliate under Sections 4980B, 4980D or 5000 of the Code or Sections 409 and 502(1) of ERISA, (9) there are no unfunded benefit liabilities “(as defined in Section 4001(a)(18) of ERISA) in respect of any Plan, (10) there is no violation of the Code or ERISA with respect to the filing of applicable reports, documents and notices regarding any Plan with the Secretary of Labor, the Secretary of the Treasury, the PBGC or any other governmental entity or the furnishing of documents as required to participants and/or beneficiaries, (11) there is no Plan providing for retiree health and/or life insurance or other death benefits or any other “employee benefit welfare plan” (as defined in Section 3(1) of ERISA) having unfunded liabilities; and (12) neither any Borrower, any of their Subsidiaries nor any ERISA Affiliate are subject to the Early Warning Program of the PBGC (as described in PBGC Technical Update 00-3) or have been contacted by the PBGC in connection with the PBGC’s Early Warning Program; except for any event described in the foregoing clauses (1) through (12) which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e) No liability (whether or not such liability is being litigated) has been asserted against any Borrower, any of their Subsidiaries or any ERISA Affiliate in connection with any Plan or any Multiemployer Plan by the PBGC other than for required premium payments to the PBGC, by a trustee appointed pursuant to Section 4042(b) or (c) of ERISA, or by a sponsor or an agent of a sponsor of a Multiemployer Plan, and no Lien has been attached and no Person has threatened to attach a Lien on any property of any Borrower, any of their Subsidiaries or ERISA Affiliates as a result of failure to comply with ERISA or as a result of the termination of any Plan.

Section 6.19 Compliance with Regulations U and X. Neither any Borrower nor any of their Foreign Subsidiaries are engaged principally or as one bf their important activities in the business of using credit for the purpose of purchasing or carrying, any “margin security” or “margin stock” as defined in Regulations U and X of the Board of Governors of the Federal Reserve System.
Section 6.20 Investment Company Act. Neither any Borrower nor any of their Foreign Subsidiaries are an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 6.21 [Intentionally Omitted].
Section 6.22 Absence of Default. No event has occurred which constitutes a Default or an Event of Default.
Section 6.23 Agreements with Affiliates. Except for the Management Agreement and agreements or arrangements with Affiliates in which any Borrower or any of their Foreign Subsidiaries provides services to such Affiliates or vice versa for fair consideration and which are set forth on Schedule 6.23 attached hereto, neither any Borrower nor any of their Foreign Subsidiaries have any contracts or written agreements or binding arrangements of any kind with any Affiliate.
Section 6.24 No Burdensome Agreements; Material Agreements. Neither any Borrower nor any of their Foreign Subsidiaries are parties to any agreement or instrument or subject to any corporate or other restrictions which, assuming compliance by such Persons with the terms of such agreements or instruments could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. Schedule 6.24 hereto lists all material agreements as of the date hereof (the “Material Agreements”) of each Borrower and each of their Foreign Subsidiaries. Neither any Borrower nor any of their Foreign Subsidiaries are in material default of any of the Material Agreements. Except where any Borrower or any of their Foreign Subsidiaries have allowed a Material Agreement to terminate because such termination was in the best interests, of such Borrower or such Foreign Subsidiary, each of the Material Agreements remains in full force and effect.
Section 6.25 Solvency. After giving effect to the transactions contemplated by the Loan Documents: (a) the property of each Loan Party, at a fair valuation, will exceed its debt; (b) the capital of each Loan Party will not be unreasonably small to conduct its business; (c) each Loan Party will not have incurred debts, or have intended to incur debts, beyond its ability to pay such debts as they mature; and (d) the present fair salable value of the assets of each Loan Party will be materially greater than the amount that will be required to pay its probable liabilities (including debts) as they become absolute and matured. The representations set forth in the preceding sentence are equally true of the Loan Parties on a Consolidated basis and of each Subsidiary on a Consolidating basis. For purposes of this Section, “debt” means any liability on a claim, and “claim” means (i) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (ii) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

Section 6.26 Taxes. All federal, state and other tax returns of each Borrower and each of their Foreign Subsidiaries required by law to be filed have been duly filed and all federal, state and other taxes, as applicable, including, without limitation, withholding taxes, assessments and other governmental charges or levies required to be paid by such Borrower or Foreign Subsidiary, which are due and payable, have been paid, provided that there shall not be deemed to be a violation of this representation if any such tax is being diligently contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which adequate reserves shall have been set aside on the appropriate books, but only if no foreclosure, distraint, sale or similar proceeding shall have been commenced. The charges, accruals and reserves on the books of each Borrower and each of their Foreign Subsidiaries in respect of taxes are adequate.
Section 6.27 Environmental Compliance. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or as scheduled in Schedule 6.27:
(a) None of the real property currently owned or occupied by any Borrower or any of their Foreign Subsidiaries, and, to the best of the knowledge of such Persons after due inquiry (based solely on a review of their internal records), none of the real property formerly owned or occupied by any Borrower or any of their Foreign Subsidiaries, has ever been used by any Borrower or any of their Foreign Subsidiaries during its or their ownership or occupancy, or, to the best of the knowledge of such Persons after due inquiry (based solely on a review of their internal records), by previous owners or occupiers to treat, produce, store, handle, transfer, process, transport, dispose of or otherwise release any Hazardous Substances in violation of any Environmental Law.
(b) There is no condition which exists on the real property owned or occupied by any Borrower or any of their Foreign Subsidiaries which requires Remedial Action and which was caused or exacerbated by any Borrower or any of their Foreign Subsidiaries or, to the best of the knowledge of such Persons after due inquiry (based solely on a review of their internal records), any other Person.
(c) Neither any Borrower nor any of their Foreign Subsidiaries have been notified of, or have actual knowledge of any notification having been filed with regard to, a Release or a threat of Release on or into any real property currently or formerly owned or occupied by any Borrower or any of their Foreign Subsidiaries.
(d) Neither any Borrower nor any of their Foreign Subsidiaries have received a summons, citation, notice of violation, administrative order, directive, letter or other communication, written or oral, from any governmental or quasi governmental authority concerning any Release or threat of Release or need for Remedial Action.
(e) There is no “friable asbestos material” (as that term is defined in regulations under the Federal Clean Air Act) which has not been encapsulated as required by Environmental Laws, in accordance with accepted guidelines promulgated by the United States Environmental Protection Agency, existing in or on any real property owned and/or in the portion of any other property occupied by any Borrower or any of their Foreign Subsidiaries.

(f) No equipment, for which any Borrower or any of their Foreign Subsidiaries is responsible, containing polychlorinated biphenyls, including electrical transformers, is located on any real property owned or occupied by any Borrower or any of their Foreign Subsidiaries in levels which exceed those permitted by any governmental authorities with jurisdiction over such premises or which are not properly labeled in accordance with Environmental Laws.
(g) There are no tanks on any real property owned or occupied by any Borrower or any of their Foreign Subsidiaries that have been used for the storage of petroleum products or any other substance or waste, nor, to the best of the knowledge of such Persons after due inquiry (based solely on a review of their internal records), have any such tanks been located on such property at any time.
Section 6.28 Labor Disputes and Acts of God. Neither the business nor the properties of any Borrower or any of their Foreign Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
ARTICLE 7
FINANCIAL COVENANTS
Section 7.1 Financial Covenants. Each Borrower shall, and shall cause each of its, Subsidiaries to, maintain compliance with the following financial covenants:
(a) Maximum Total Leverage Ratio. As of any fiscal quarter end, the Total Leverage Ratio for the period of four (4) consecutive fiscal quarters ending on or prior to such date shall not be greater than 3:25 to 1:00.
(b) Minimum Interest Coverage Ratio. As of any fiscal quarter end, the Interest Coverage Ratio shall not be less than 2:50 to 1:00.
(c) Minimum Net Worth. As of any fiscal quarter end, the total amount of stockholders equity of Parent Borrower and its Subsidiaries, on a consolidated basis, shall be not less than the sum of:
(i) Fifty Million Dollars ($50,000,000); plus
(ii) an amount equal to 50% of the cumulative amount of Net Income (which shall not be reduced by the amount of any net loss for any fiscal quarter) of Parent Borrower and its Subsidiaries, on a consolidated basis, for the period commencing on January 1, 2008, and ending on the date of determination; minus
(iii) the aggregate amount paid on or after the date hereof for stock repurchases permitted under Section 9.4(a) hereof.
(d) Maximum Capital Expenditures. The aggregate amount of Capital Expenditures made during any period of twelve (12) calendar months shall not exceed Seven Million Dollars ($7,000,000), without cumulation or carryover, which amount shall not include any amounts used for Permitted Acquisitions.

Section 7.2 Calculations. Calculations made pursuant to Section 7.1 shall give effect, on a pro forma basis, to all Acquisitions and dispositions made during the period to which the required compliance relates (the “Applicable Period”), as if such Acquisition or disposition had been consummated on the first day of the applicable period such that (a) the results of operations of the assets or entities acquired or disposed of are included or excluded, as applicable, and (b) any Indebtedness assumed or incurred of paid off in connection with such Acquisition or disposition is included or excluded, as applicable, on a pro forma basis from the first day of the Applicable Period.
ARTICLE 8
COVENANTS CONCERNING REPORTING REQUIREMENTS
Section 8.1 Financial Statements. So long as any of the Obligations is unpaid or any Lender has any commitment to make Loans hereunder, the Parent Borrower shall, from time to time, furnish (or cause to be furnished, as the case may be) to the Lenders the following information:
(a) Annual Financial Statements. As soon as available and in any event within one hundred and five (105) calendar days after the end of each of each fiscal year of the Parent Borrower, but no later than the date upon which the Parent Borrower’s annual report on Form 10-K is to be filed with the Securities and Exchange Commission, the Parent Borrower shall deliver to the Lenders audited Consolidated financial statements, together with any notes thereto of the Parent Borrower and its Subsidiaries, consisting of a balance sheet as at the end of such fiscal year and related statements of income, cash flows, and Changes in retained earnings for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the respective consolidated financial statements as at the end of and for the preceding fiscal year, prepared in accordance with GAAP and Unqualifiedly Certified by independent certified public accountants of nationally recognized standing satisfactory to the Majority Lenders. The Parent Borrower shall also deliver a letter signed by such accountants stating that, having conducted an ordinary and customary examination of the affairs of the Parent Borrower in connection with the preparation of the respective Consolidated financial statements, they are not aware of the existence of any condition or event which constitutes a Default or an Event of Default hereunder, and, promptly upon receipt, a copy of any management letter.
(b) Quarterly Financial Statements. As soon as available and in any event within fifty (50) calendar days after the end of each of the first three fiscal quarters in each fiscal year of the Parent Borrower, the Parent Borrower shall deliver to the Lenders Consolidated financial statements of the Parent Borrower and its Subsidiaries, consisting of a balance sheet as at the end of such fiscal quarter and related statements of income, cash flows, and changes in retained earnings for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and setting forth in comparative form the respective Consolidated financial statements of the corresponding date and period in the previous fiscal year and certified (subject to normal year-end audit adjustments) by the President or chief financial officer of the Parent Borrower as (i) having been prepared in accordance with GAAP and (ii) presenting fairly the financial position of the Parent Borrower and its Subsidiaries as at the end of each fiscal quarter.

(c) Subsidiary Financial Statements. At the same time as the financial statements delivered under subsections (a) and (b) above, a balance sheet, statement of income and statement of cash flows for each Subsidiary of the Parent Borrower in form reasonably satisfactory to the Agent.
(d) Business Plan. As soon as available and in any event within ninety (90) calendar days after the end of each fiscal year, the Parent Borrower shall deliver to the Lenders the annual Business Plan for such year on a quarter by quarter basis. Such Business Plan shall be accompanied by a certification of the President or Chief Financial Officer of the Parent Borrower that such Business Plan is reasonable, made in good faith, consistent with the Loan Documents, and represents the Parent Borrower’s best judgment bas to such matters.
Section 8.2 Officer’s Compliance Certificates. As soon as available and in any event within fifty (50) calendar days after the end of each of the first three fiscal quarters, and within one hundred and five (105) calendar days after the end of each fiscal year, but no later than the date upon which the Parent Borrower’s annual report on Form 10-K is to be filed with the Securities and Exchange Commission, the Parent Borrower shall deliver to the Lenders a certificate of the President or Chief Financial Officer of the Parent Borrower, in substantially the form of Exhibit D attached hereto, containing the following information:
(a) a statement that no Default or Event of Default exists and is continuing on the date of such certificate; and
(b) calculations in sufficient detail to demonstrate compliance as of the date of the relevant financial statements with all of the financial covenants contained in Article 7 (Financial Covenants) hereof.
Section 8.3 Auditors Reports. Promptly upon receipt, the Parent Borrower shall deliver to the Lenders copies of all financial reports or written recommendations, if any, submitted to the Parent Borrower or any of its Subsidiaries by its auditors in connection with each annual or interim auditor examination of its books by such auditors.
Section 8.4 Notice of Default. Promptly after any officer of any Borrower has learned of the occurrence of a Default or an Event of Default, the Parent Borrower shall deliver to the Agent, the Issuer and the Lenders a notice of such Default or Event of Default. Each such notice pursuant to this Section shall set forth details of the matter referred to therein and state what action the Parent Borrower or the affected Subsidiary has taken, is taking and proposes to take, with respect thereto, and shall be certified by the President or Chief Financial Officer of the Parent Borrower as true and correct in all material respects.

Section 8.5 Notice Concerning Representations and Warranties. Each Borrower shall give the Agent notice of any changes in facts or circumstances on which the representations and warranties set forth in this Agreement are made which makes such representations and warranties false or misleading in any material respect. Such notice shall be given promptly, but in any event not later than ten (10) days after any officer of any Borrower becomes aware of its occurrence. Except as set forth in the proviso to Section 5.3, the delivery of such a notice shall not imply any waive by the Lenders.
Section 8.6 Notice of Litigation. Promptly after the commencement thereof, but in any event not later than ten (10) days after any officer or director of any Borrower becomes aware thereof, the Parent Borrower shall deliver to the Agent notice of any actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting any Borrower or any of their Subsidiaries in which the amount involved is $250,000 or more or, which, if not solely for monetary damages, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
Section 8.7 SEC Disclosure. Promptly after the sending or filing thereof, the Parent Borrower shall deliver to the Agent and the Lenders copies of all proxy statements, financial statements, and reports which the Parent Borrower or any Subsidiary sends to its shareholders, and copies of all regular, periodic, and special reports, and all registration statements which the Parent Borrower or any Subsidiary files with the Securities and Exchange Commission (or any governmental authority which may be substituted therefor or with any national securities exchange or regulatory body thereof.
Section 8.8 Conditions Affecting Collateral. Each Borrower shall give the Agent at least thirty (30) days prior written notice of any of the following conditions: (a) the opening or acquisition of a new facility or office; (b) a change in the jurisdiction of incorporation of any Borrower or any Subsidiary of a Borrower; (c) any creation or acquisition of a Subsidiary; (d) acquisition of any material amount of property by such Borrower or any Subsidiary not subject to a valid and perfected Lien pursuant to the then existing Loan Documents with the priority required by the Loan Documents; or (e) or any change of domicile or change of name or any change of address of the chief executive office of any Loan Party.
Section 8.9 ERISA Notices. (a) Promptly after the filing or receiving thereof, each Borrower shall deliver to the Agent copies of all reports and notices, including annual reports and audited financial statements, which any Borrower or any Subsidiary or any ERISA Affiliate files with or receives from PBGC, the U.S. Department of Labor under ERISA, or the Internal Revenue Service, (b) as soon as possible and in any event within ten (10) business days after any Borrower or any Subsidiary or any ERISA Affiliate knows or has reason to know that (i) any Reportable Event has occurred or is reasonably expected to occur with respect to any Plan, (ii) that the PBGC or any Borrower or any Subsidiary, or any ERISA Affiliate has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, (iii) that any Withdrawal Liability from a Multiemployer Plan has been or will be incurred by any Borrower or any of its Subsidiaries or any ERISA Affiliate, (iv) that any Multiemployer Plan is or will be in Reorganization terminated, partitioned or declared insolvent, (v) an Accumulated Funding Deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard or an extension of any amortization period under Section 412 of the Code with respect to a Plan, (vi) an action has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan, (vii) any event, transaction, or condition has, occurred or will occur that could reasonably be expected to result in the imposition of a lien under Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA, (viii) any Prohibited Transaction or other transaction, event or condition has occurred or will occur with respect to a Plan that could reasonably be expected to result in any Borrower, any of its Subsidiaries or any ERISA Affiliate incurring a material liability or becoming subject to a material penalty or excise tax, or (ix) the PBGC has contacted any Borrower, any of its Subsidiaries or any ERISA Affiliate with respect to the PBGC’s Early Warning Program, each Borrower shall deliver to the Agent a certificate of the chief financial officer of such Borrower setting forth, details as to such event, transaction or condition and the action such Borrower has taken, is taking or proposes to take with respect thereto, in either case, which respects an event, transaction or condition which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
Section 8.10 Environmental Matters. Promptly upon receipt, but no later than five (5) Business Days following receipt thereof, the Borrowers shall provide written notice to the Agent of (a) receipt of any written notice or demand from the State of New Jersey, the United States or other Governmental Authority, which asserts against any Borrower liability or the potential for liability for damages to any natural resource under the New Jersey Spill Compensation and Control Act, as amended, N.J.S.A. 58:10-23.11 et seq., the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., or other Environmental Law, which, in any case, are, or could reasonably be expected to be, for amounts equal to or greater than One Million Dollars ($1,000,000), or (b) any settlement of or accrual for any environmental liability or liabilities in an amount equal to or greater than One Million Dollars ($1,000,000).
Section 8.11 Miscellaneous. With reasonable promptness, each Borrower shall give to the Agent and the Lenders such other information respecting the business operations and financial condition of such Borrower or any of its Subsidiaries as the Agent may, from time to time, request, including, without limitation, any change in management and any application or other filing made with regard to any intellectual property.
Section 8.12 Authorization of Third Parties to Deliver Information. Each Borrower hereby agrees that any opinion, report or other information delivered to the Agent or the Lenders pursuant to the Loan Documents is hereby deemed to have been authorized and directed by the Borrowers to be delivered for the benefit, and reliance thereupon, of the Agent and the Lenders.

ARTICLE 9
BUSINESS COVENANTS
So long as any of the Obligations is unpaid or any of the Lenders has any commitment to make Loans hereunder, the Borrowers shall, and shall cause each of their Subsidiaries to, comply with the following covenants.
Section 9.1 Indebtedness.
(a) Each Borrower shall not, and shall not permit any of its Foreign Subsidiaries to, directly or indirectly, create, assume, incur, on otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness, except:
(i) Indebtedness consisting of Obligations;
(ii) obligations in an aggregate principal amount not to exceed at any time Two Million Five Hundred Thousand Dollars ($2,500,000) in respect of Capital Lease Obligations and purchase money Indebtedness in respect of equipment;
(iii) Indebtedness among Borrowers;
(iv) Indebtedness outstanding on the date hereof as set forth on Schedule 9.1 and refinancings thereof;
(v) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and
(vi) Other Indebtedness not described in clauses (i)-(v) above in an amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000).
(b) In addition to the limitations on the incurrence or existence of Indebtedness referred to above, no Indebtedness may be incurred by any Borrower or any of its Foreign Subsidiaries unless immediately before and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing.
(c) Each Borrower shall not, and shall not permit any of its Foreign Subsidiaries to, directly or indirectly, (i) pay, make or set aside any amount for payment of the Indebtedness set forth in clauses (i)-(v) of Section 9.1(a) above (collectively, “Permitted Indebtedness”), except for regularly scheduled payments required by the provisions of any agreements governing Permitted Indebtedness, or (ii) amend or otherwise modify the terms of any agreements governing Permitted Indebtedness.
Section 9.2 Liens.
(a) Each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, assume, incur or permit to exist, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except the following (collectively, the “Permitted Liens”):
(i) Liens in favor of the Agent, for the benefit of the Secured Parties, arising out of the Collateral Documents;

(ii) Liens for taxes, assessments or other governmental charges the payment of which is not at the time required to be paid pursuant to Section 9.14, not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained or the books of the Borrowers in accordance with GAAP;
(iii) statutory Liens of bankers, carriers, landlords, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not yet due, or which are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Borrowers in accordance with GAAP;
(iv) Capital Leases and purchase money security interests incurred in compliance with clause (a)(ii) of Section 9.1 above, provided, that no such Liens shall extend to or cover any property other than the leased property or equipment purchased by proceeds of such permitted purchase money Indebtedness;
(v) zoning restrictions, easements, rights-of-way, minor restrictions and other similar encumbrances on real property, in each case incidental to, and not interfering with, the ordinary conduct of the business of such Person;
(vi) Liens incurred or deposits made in the ordinary course of business to secure the obligations of each Borrower and each Foreign Subsidiary under workers compensation, unemployment insurance and other types of social security legislation or otherwise to secure statutory or regulatory obligations or for the payment of rent of each Borrower or any of their Foreign Subsidiaries in the ordinary course of business consistent with past practice, including to secure the performance of tenders, surety and appeal bonds, performance bonds, performance of bids, leases, trade contracts, governmental contracts, operating leases, performance and return-of-money bonds and other similar obligations (exclusive in each case of obligations for the payment of borrowed money); provided, that the obligations in connection with which such Liens were incurred or deposits made shall have been incurred in the ordinary course of business and shall otherwise be permitted by this Agreement;
(vii) Judgment Liens not giving rise to an Event of Default so long as any such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;
(viii) Liens securing Indebtedness, or Liens on shares of capital stock, of a Person existing at the time such Person becomes a Subsidiary or is merged with or into any Borrower or any of its Foreign Subsidiaries pursuant to a Permitted Acquisition or any Lien securing Indebtedness incurred in connection with a Permitted Acquisition, provided that (A) such Liens were in existence prior to the date of such Permitted Acquisition, were not incurred in anticipation thereof, and do not extend to any other assets; and (B) do not exceed One Million Dollars ($1,000,000) in the aggregate;
(ix) licenses, leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of any Borrower or any of their Foreign Subsidiaries or materially detracting from the value of the assets of any Borrower or any of their Foreign Subsidiaries; and

(x) Liens disclosed on the title reports delivered to Agent on the date hereof or listed on Schedule 9.2, provided that such Liens do not extend to assets or secure liabilities in addition to those existing on the date hereof.
(b) Each Borrower shall not, and shall not permit any of its Foreign Subsidiaries to, agree with any Person to restrict or place limitations on the right of any Borrower or any of its Foreign Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any Borrower or any of its Foreign Subsidiaries, other than the lessor as to a Capital Lease or the secured party as to a purchase money security interest, as long as the restriction applies only to the specific equipment involved.
(c) Each Borrower shall not, and shall not permit any of its Foreign Subsidiaries to, license or sublicense any of their owned or licensed Intellectual Property or general intangibles except to any Subsidiary and in the ordinary course of business consistent with past practice as described on Schedule 9.2.
Section 9.3 Investments and Acquisitions. Each Borrower shall not, and shall not permit any Foreign Subsidiary to, directly or indirectly, make or permit to exist any Investment or make any Acquisition, except that so long as no Default or Event of Default then exists or would be caused thereby, any Borrower and any of its Foreign Subsidiaries may:
(a) maintain existing Investments in direct or indirect wholly-owned Subsidiaries;
(b) create new direct or indirect wholly-owned Subsidiaries, subject to the provisions of Section 9.27;
(c) make Investments in Cash Equivalents;
(d) make Investments in securities of trade creditors, customers or any debtor of any Borrower or any of its Subsidiaries received in compromise of obligations incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors, customers or debtors and any Investments received in satisfaction of judgments;
(e) make loans or advances to employees, directors, officers or consultants of any Borrower or any of its Subsidiaries of the types consistent with past practice in an aggregate amount at any time outstanding not to exceed Five Hundred Thousand Dollars ($500,000);
(f) make payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice;

(g) make Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and other similar deposits made in the ordinary course of business and consistent with past practice;
(h) make Permitted Acquisitions and Investments in Foreign Subsidiaries, so long as the aggregate consideration (including the assumption of any Indebtedness in connection therewith if the incurrence of such Indebtedness has been approved by the Required Lenders) to be paid for any such Permitted Acquisitions, together with any such Investments in Foreign Subsidiaries and any Restricted Payments made in accordance with Section 9.4(a) below (i) shall not exceed Twenty Million Dollars ($20,000,000) for the period of four consecutive fiscal quarters ending on or immediately prior to the date of any such Acquisition, Investment or Restricted Payment, or (ii) when taken together with the total consideration paid for all other of such Acquisitions, Investments and Restricted Payments effected at any time after the date hereof, does not exceed Forty-Five Million Dollars ($45,000,000); and
(i) Investments by the Borrowers in Swap Contracts permitted under Section 9.1(a)(iv).
Section 9.4 Restricted Payments. Each Borrower shall not, and shall not permit any of its Foreign Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum or property for any Restricted Payment or agree with any Person to restrict or place limitations on the right of each Borrower or any of its Foreign Subsidiaries to declare, order, pay, make or set apart any sum or property for any Restricted Payment, except that:
(a) the Parent Borrower may, subject to compliance with 9.3(h), purchase its registered capital stock then issued and outstanding;
(b) Subsidiaries may make Restricted Payments to the Borrowers or another Subsidiary of the Borrowers which is not a Foreign Subsidiary;
(c) so long as no Default or Event of Default shall have occurred and be continuing, the payment of cash dividends to Parent Borrower to the extent applied by Parent Borrower to repurchase, redeem or otherwise retire or acquire equity or other ownership interests of Parent Borrower from its employees or directors (or their heirs or estates) or employees or directors (or their heirs or estates) of Parent Borrower or its Subsidiaries, in each case, pursuant to the terms of any stockholders agreement, employment agreement, severance agreement, employee stock option agreement or similar agreement in accordance with the provisions of any such arrangement as in effect on the date hereof, in an Aggregate amount pursuant to this paragraph (b) to all such employees or directors (or their heirs or estates) not to exceed $500,000 per fiscal year;

(d) the payment of cash dividends to Parent Borrower (i) to the extent applied by Parent Borrower to pay reasonable and customary directors fees payable to, and indemnity provided on behalf of, the Board of Directors of Parent Borrower, indemnity provided on behalf of officers and employees of Parent Borrower and customary reimbursement of travel and similar expenses incurred in the ordinary course of business (without giving effect to any amendment or supplement thereto or modification thereof), (ii) in an aggregate not to exceed $250,000 per fiscal year, to the extent applied by Parent Borrower to pay its general administrative expenses, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services, or (iii) solely to enable Parent Borrower to make payments in cash to holders of its capital stock in lieu of the issuance of fractional shares of its capital stock in an aggregate amount not to exceed $200,000; and
(e) Payments may be made pursuant to the Management Agreement.
Section 9.5 Affiliate Transactions.
(a) Each Borrower shall not, and shall not permit any of its Foreign Subsidiaries to, directly or indirectly, engage in any transaction with an Affiliate, or make an assignment or other transfer of any of its properties or assets: to any Affiliate on terms that are less favorable to such Borrower or such Foreign Subsidiary than those which might be obtained at the time from unaffiliated third parties; provided, however, the foregoing restrictions shall not apply to transactions exclusively among the Borrowers.
(b) Each Borrower shall not, and shall not permit any of its Foreign Subsidiaries to, (i) enter into any management agreement with any Person (other than the Management Agreement as in effect on the date hereof) that gives such Person the right to manage its business except for usual and customary employment agreements and consulting agreements consistent with past practice, (ii) directly or indirectly pay or accrue to any Person any sum or property for fees for management or similar services rendered in connection with the operation of a business except as set forth in clause (i) above, except for payment under and pursuant to the Management Agreement of not more than $475,000 in annual management fees, (iii) amend the Management Agreement without the Agent’s prior written consent, except to permit (A) an annual bonus of up to $250,000, if approved in advance by the Board of Directors and the Compensation Committee of Parent Borrower or (B) reductions in compensation, or (iv) make any payments under the Management Agreement unless Steel maintains material involvement in the management of Parent Borrower.
Section 9.6 Disposition of Assets. Each Borrower shall not, and shall not permit any of its Foreign Subsidiaries to, directly or indirectly, sell, assign, lease, abandon, or otherwise transfer or dispose of any of their assets (including, without limitation, shares of stock and indebtedness of Subsidiaries, receivables, and leasehold interests), except:
(a) inventory disposed of in the ordinary course of its business as presently conducted;
(b) the sale or other disposition of assets no longer used or useful in the conduct of its business;
(c) that any Foreign Subsidiary may assign or otherwise transfer its assets to any Borrower; or
(d) property subject to a governmental condemnation.

Section 9.7 Liquidation or Merger. Each Borrower shall not, and shall not permit any of its Foreign Subsidiaries to, liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or enter into any merger or consolidation or division or similar transaction, other than:
(a) a merger or consolidation between any two or more Borrowers;
(b) a merger or consolidation between or among two or more Foreign Subsidiaries;
(c) a merger or consolidation in connection with a Permitted Acquisition, so long as the surviving Person, upon completion of such merger or consolidation, is a Borrower; or
(d) the liquidation and dissolution of a non-operating Subsidiary or a Subsidiary having book assets not in excess of $100,000.00.
Section 9.8 Change in Organizational Documents. Each Borrower shall not, and shall not permit any Foreign Subsidiary to, amend or otherwise modify, the respective articles or certificate of incorporation, bylaws or other organizational documents of such Person, except in connection with a merger permitted by Section 9.7 above.
Section 9.9 Issuance of Equity. Each Borrower shall not, and shall not permit any of its Foreign Subsidiaries to, issue, authorize the issuance of, or obligate itself to issue any shares of its capital stock or other equity (including, without limitation, any options, warrants or other rights in respect thereof) to any Person that (a) would contravene any other provision of this Agreement (including any provision respecting Change of Control) or (b) would result in there being equity of any Subsidiary of any Borrower (other than directors’ qualifying shares) that is not pledged pursuant to the Security Agreement (to the extent required to be pledged thereunder).
Section 9.10 Environmental Violations. Each Borrower shall not, and shall not permit any of its Foreign Subsidiaries to, or permit any Person to, use, generate, treat, store, dispose of or otherwise introduce, any Hazardous Materials into or on any real property owned or leased by any of them and shall not permit such actions to occur, except in an environmentally safe manner through methods which have been approved by and meet all of the standards of the federal Environmental Protection Agency and any other federal, state or local agency with authority to enforce Environmental Laws except where the failure to comply with the foregoing sentence could, not, individually or in the aggregate, reasonably be expected to result in either (a) a Material Adverse Change or (b) liabilities to the Borrowers in excess of Ten Million Dollars ($10,000,000). Without limiting the generality of any other indemnities provided under this Agreement, each Borrower hereby agrees to indemnify, reimburse, defend and hold harmless any Indemnified Person for, from and against all, demands, liabilities, damages, costs, claims, suits, actions, legal or administrative proceedings, interest, losses, expenses and reasonable attorney’s fees (including any such fees and expenses incurred in enforcing this indemnity) asserted against, imposed on or incurred by any of the Indemnified Persons, directly or indirectly, pursuant to, or in connection with, the application of any Environmental Law to acts or omissions occurring at any time on or in connection with any real estate owned or leased by any Borrower or any of its Foreign Subsidiaries or any business conducted thereon except those which result from the gross negligence or willful misconduct of any Indemnified Person.

Section 9.11 Preservation of Existence, Etc. Except as permitted by Section 9.7, each Borrower shall at all times preserve and keep in full force and effect (a) its corporate, company, partnership or other existence and (b) the corporate, company, partnership or other existence of each Foreign Subsidiary and (c) the good standing of such Persons in all states or jurisdictions in which they are formed or required to qualify to do business, except, as to qualification only, where the failure to keep in full force and effect any such good standing could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
Section 9.12 Permitted Businesses. Each Borrower shall, and shall cause each of its Foreign Subsidiaries to engage in the businesses permitted under Section 6.8 and no other business.
Section 9.13 Compliance with Law. Each Borrower shall, and shall cause each of its Foreign Subsidiaries to, comply with the requirements of all Applicable Law and will obtain or maintain all franchises, permits, licenses and other governmental authorizations and approvals necessary to the ownership, acquisition or disposition of their respective properties or to the conduct of their respective businesses, except where failure to comply with, obtain or maintain any of the foregoing could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
Section 9.14 Payment of Taxes and Claims. Each Borrower shall, and shall cause each of its Foreign Subsidiaries to, timely file all tax and information returns required by federal, state, local and foreign tax authorities. Each Borrower shall, and shall cause each of its Foreign Subsidiaries to, pay all taxes (including, without limitation, withholding taxes), assessments and governmental charges or levies required to be paid by it or imposed on it or on its income or profits or upon any of its properties or assets, prior to the date on which penalties (or additions to tax) attach thereto or interest accrues and all claims for (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which, if unpaid, might become a Lien upon its properties or assets; provided that it shall not be deemed to be a violation of this covenant if any such charge or claim not paid is being diligently contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which adequate reserves shall have been set aside on the appropriate books, but only so long as no foreclosure, distraint, sale or similar proceeding shall have been commenced.
Section 9.15 Tax Consolidation. Each Borrower shall not file or consent to or permit the filing of any consolidated income tax return on behalf of it or any Subsidiary with any Person (other than a consolidated return for the group of which Parent Borrower is the common parent). Each Borrower shall not, and shall not permit any Subsidiary to, enter into any agreement with any Person which would cause such Borrower or such Subsidiary to bear more than the amount of taxes to which it would have been subject had it separately filed (or filed as part of a consolidated return among the Parent Borrower’s Subsidiaries).

Section 9.16 Maintenance of Properties. Each Borrower shall, and shall cause each of its Foreign Subsidiaries to, maintain or, cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all properties used or useful in its business (whether owned or leased), such maintenance to include, without limitation, repair, renewal, replacement or improvement thereto; and keep, and cause each Subsidiary to, keep, all systems and equipment which may now or in the future be subject to compliance with any standard or rules imposed by any Governmental Authority in compliance in all material respects with such standards or rules. Each Borrower shall, and shall cause each of its Foreign Subsidiaries to maintain, preserve and protect, and, when necessary, renew, all franchises, licenses, patents, copyrights, permits, service marks, trademarks and trade names and other general intangibles held by any of them and all agreements to which any of them are parties which are necessary to conduct such Borrower’s or any applicable Subsidiary’s business.
Section 9.17 Insurance.
(a) Each Borrower shall, and shall cause each of its Foreign Subsidiaries to, maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to the properties and business of such Borrower or any such Foreign Subsidiary against loss or damage of the kinds and in the amounts reasonably prudent for the operation of its business and including such risks as are customarily insured against by entities of established reputation having similar properties similarly situated or engaged in the same or similar type of businesses. Each Borrower and each of its Foreign Subsidiaries shall cause each insurance policy issued in connection herewith to provide, and the insurer issuing such policy to certify to the Agent that (i) the Agent will be named as additional insured and lender loss payee or mortgagee, as appropriate, under each such insurance policy; (ii) if such insurance be proposed to be cancelled or materially changed for any reason whatsoever, such insurer will promptly notify the Agent and such cancellation or change shall not be effective as to the Agent for at least thirty (30) days after receipt by the Agent of such notice, unless the effect of such change is to extend or increase coverage under the policy; and (iii) the Agent will have the right (but no obligation) at its election to remedy any default in the payment of premiums within thirty (30) days of notice from the insurer of such default.
(b) If no Default or Event of Default exists, loss payments will be applied by each Borrower or the relevant Subsidiary to the repair and/or replacement of property with respect to which the loss was incurred to the extent reasonably feasible, and any loss payments or the balance thereof remaining, to the extent not so applied or used to purchase other assets useful in the business of each such Borrower and each such Subsidiary within 360 days of receipt thereof and subject to the Liens of the Agent hereunder, shall be payable to the Agent on behalf of the Lenders and applied to the Obligations. If an Event of Default or Default shall then exist then such proceeds shall, at the option of the Agent, be applied to reduce the Obligations, and at the Agent’s election the Commitment shall be permanently reduced, or be reinvested in the business of such Borrower or applicable Subsidiary. Notwithstanding the foregoing, payments received by the Agent in excess of all Obligations shall be paid over by the Agent to the Borrowers. Copies of such policies or the related certificates, in each case, naming the Agent as additional insured and lender loss payee or mortgagee, as appropriate, shall be delivered to the Agent annually at the time of the delivery of the financial statements referred to in Section 8.1(a) above and at the time any new policy of insurance is issued. If no Default or Event of Default exists, no claim may be adjusted without the consent of the Borrowers.
(c) Each Borrower shall maintain or cause to be maintained all insurance available through the PBGC and/or insurers acceptable to the Agent against their obligations and the obligations of any of its Foreign Subsidiaries to the PBGC.

Section 9.18 Compliance with ERISA.
(a) Each Borrower shall, and shall cause each of its Subsidiaries and any ERISA Affiliates to comply in all material respects with the requirements of the Code and ERISA with respect to the operation of all Plans and Multiemployer Plans.
(b) Each Borrower shall, and shall cause each of its Subsidiaries and any ERISA Affiliates to, comply in all material respects with the requirements of COBRA, HIPAA and Section 1862(b) of the Social Security Act with respect to any Plans subject to the requirements thereof.
(c) Each Borrower shall not take, and shall prevent each of its Subsidiaries and any ERISA Affiliate from taking, any of the following actions and shall not permit any of the following events to occur if such action or event together with all other such actions or events, would subject any Borrower, any of its Subsidiaries or any of its ERISA Affiliates to any tax, penalty, or other liabilities which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change:
(i) engage in or knowingly consent to any “party in interest” or any “disqualified person,” as such terms are defined in Section 3(14) of ERISA and Section 4975(e)(2) of the Code respectively, engaging in any Prohibited Transaction in connection with which any Borrower, any of its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code;
(ii) terminate any Plan in a manner, or take any other action, which could result in any liability of any Borrower, any of its Subsidiaries or any ERISA Affiliate to the PBGC;
(iii) fail to make full payment when due of all amounts which, under the provisions of any Plan or any Multiemployer Plan, any Borrower, any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any Accumulated Funding Deficiency, whether or not waived; with respect to any Plan or fail to pay PBGC premiums when due;
(iv) permit the current value of all accrued benefits under all Plans which are subject to Title IV of ERISA to exceed the current value of the assets of such Plans allocable to such vested accrued benefits, except as may be permitted under actuarial funding standards adopted in accordance with Section 412 of the Code;
(v) withdraw from any Multiemployer Plan, if such withdrawal would result in the imposition of Withdrawal Liability; or
(vi) adopt a Plan amendment which results in significant underfunding (as defined in Section 307 of ERISA) which requires any Borrower or any of its Subsidiaries or ERISA Affiliates to provide security.
(d) The Borrowers shall comply with the ERISA reporting requirements set forth in Section 8.9.
As used in this Section 9.18, the term “accrued benefit” has the meaning specified in Section 3(23) of ERISA and the term “current value” has the meaning specified in Section 4001(a)(18)(B) of ERISA.

Section 9.19 Maintenance of Records; Fiscal Year. Each Borrower shall, and shall cause each of its Foreign Subsidiaries to, keep at all times books of record and account in which entries will be made of all dealings or transactions in relation to its business and affairs as required by GAAP. Each Borrower shall keep, and shall cause each of its Foreign Subsidiaries to keep, its books of account and financial statements in accordance with GAAP and report on the basis of a fiscal year ending December 31.
Section 9.20 Inspections and Field Examinations. Upon reasonable notice (and for this purpose no more than two Business Days notice shall be required under any circumstances) if no Event of Default or Default shall exist, or at any time with or without notice after the occurrence of an Event of Default or Default, each Borrower shall, and shall cause each of its Foreign Subsidiaries to, allow any representative of the Agent or any Lender to visit and inspect any of the properties of such Borrower and any of its Foreign Subsidiaries, to examine the books of account and other records and files of such Borrower and any of its Foreign Subsidiaries (including, without limitation, the financial statements (audited and unaudited, to the extent prepared) of each Subsidiary and information with respect to each business operated by such Borrower and any of its Foreign Subsidiaries), to make copies thereof and to discuss the affairs, business, finances and accounts of such Borrower and its Foreign Subsidiaries with its personnel and accountants. The Agent or any Lender shall also be permitted to conduct field examinations at Borrowers expense, not more than once a year if no Event of Default shall have occurred and be continuing and without limitation if any Event of Default shall have occurred and be continuing. The Agent and the Lenders inspections are solely for the protection of the Agent and the Lenders and no action or inaction of the Agent or the Lenders shall constitute any representation by the Agent or the Lenders that the Borrowers are in compliance with the terms of any Loan Documents or that the Agent or the Lenders approve of the Borrowers affairs, business, finances or accounts.
Section 9.21 Exchange of Notes. Upon receipt of a written notice of loss, theft, destruction or mutilation of a Note and of a letter of indemnity from the affected Lender or its successors or assigns, and upon surrendering for cancellation such Note if mutilated (in which event no indemnity shall be required), each Borrower shall execute and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note, as the case may be.
Section 9.22 Compliance with Federal Reserve Regulations. The Loans shall not be used, in whole or in part, for the purpose of purchasing or carrying any margin stock, secured directly or indirectly by margin stock, within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. Following application of the proceeds of each Loan, not more than 25 percent of the value of the assets of any Borrower or the Borrowers and their Subsidiaries on a Consolidated basis, which are subject to the provisions of Section 9.2(a) or Section 9.6 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender, is represented by margin stock. If requested by the Agent or any Lender, each Borrower shall complete and sign Part I of a copy of the Federal Reserve Form U-1 referred to in Regulation U of the Board of Governors of the Federal Reserve System and deliver such copy to the Agent or such Lender. Neither any Borrower nor any of its Foreign Subsidiaries, nor any bank acting on any of their behalf, have taken or will take any action which might cause this Agreement or the Notes to violate Regulation U or X or any other regulation of the Board of Governors of the Federal Reserve System, as now or hereafter in effect.

Section 9.23 Limitations on Certain Restrictive Provisions. Each Borrower shall not, and shall not permit any of its Foreign Subsidiaries to (a), permit or place any restriction, directly or indirectly, on (i) the payment of dividends or distributions by any Subsidiary or (ii) the making of advances or other cash payments by any such Subsidiary or (iii) the transfer by any Subsidiary of any of its properties or assets, in each case to any Borrower or its Subsidiaries, or (b) agree with any Person other than Agent and the Lenders that the Borrowers and/or their Subsidiaries shall not amend the Loan Documents.
Section 9.24 Corporate Separateness. Each Borrower and each of its Foreign Subsidiaries, on the one hand, shall conduct their business and operations separate from that of each other and their Affiliates, on the other hand. Without limiting the generality of the foregoing, each Borrower shall not, and shall not permit any of its Foreign Subsidiaries, to commingle funds with any Person that is not a Borrower or a Subsidiary of a Borrower.
Section 9.25 Deposit and Securities Accounts. Each Borrower and its Foreign Subsidiaries shall at all times maintain their primary demand, time and other deposit accounts with the Agent or a Lender approved by the Agent in order to facilitate the making of the Loans and to provide security for repayment of the Obligations, other than accounts with aggregate deposits of less than $5,000 per Borrower or payroll accounts (subject to the limitations set forth in clause (b) of the next sentence). Deposits and investments in securities accounts with financial institutions, other than as provided above, shall at no time exceed an aggregate of $200,000, provided that, (a) one account may be maintained in England, six accounts in China, and six accounts in Mexico, with aggregate deposits in all such accounts to be limited to $300,000, and (b) amounts in excess of the aggregate limits stated above may be deposited in employee payroll accounts (whether domestic or foreign) on any particular day if such excess is paid as compensation to employees within one day.
Section 9.26 Collateral; Lockbox.
(a) Without limiting the generality of the provisions of Section 9.28 below, at any time that any Borrower or any of its Foreign Subsidiaries shall (i) acquire any property which would constitute Collateral, whether real, personal or other and whether tangible or intangible, (ii) change the location of any property which would constitute Collateral, (iii) transfer or otherwise issues shares of capital stock, (iv) change its name, or (v) take any action that would cause the Agent to fail to have a valid, perfected first priority security interest in all the property of the Borrowers and the Foreign Subsidiaries and in all the equity or other ownership interests of the Borrowers and the Foreign Subsidiaries, subject only to the exceptions explicitly permitted under the terms of this Agreement and the Security Agreement, or at any time any condition shall exist which results in such failure of the Agent to be so secured, then each Borrower shall, and shall cause its Subsidiaries to, take such action as is necessary to provide such security to the Agent, all at the expense of the Borrowers.

(b) If any Borrower or any of its Foreign Subsidiaries elect at any time to maintain a lockbox or any other mechanism for the direct deposit or collection of accounts receivable or from which collected accounts receivable will be swept into another deposit account, such lockbox or mechanism shall be maintained with Agent or with a Lender approved by the Agent, and no other Person, and it shall be maintained pursuant to documentation reasonably satisfactory to Agent.
Section 9.27 Joinder of Subsidiaries. Without limiting the generality of the provisions of Section 9.28, at any time that any Borrower or any of its Foreign Subsidiaries forms or acquires any new Subsidiary (a “New Subsidiary”), which formation or acquisition shall be effected only if no Default or Event of Default has occurred and is continuing, or would be caused thereby, then the Borrowers shall, at the time of such formation or acquisition, deliver to the Agent:
(a) a duly executed joinder in the form of Exhibit F, joining such party to the applicable Loan Documents (either as a Borrower or a Guarantor);
(b) a perfection questionnaire duly completed by such New Subsidiary;
(c) the results of tax, judgments and other lien searches in form and substance satisfactory to the Agent, and from such jurisdictions as may be satisfactory to the Agent, together with U.S. Patent and Trademark Office and Copyright Office searches of a recent date, in each case, with respect to such New Subsidiary, showing no Liens except Permitted Liens;
(d) Mortgages on all real property located in the United States owned by such New Subsidiary, and environmental indemnity agreements with respect thereto;
(e) for each property subject to a Mortgage, (i) title insurance insuring the priority of the Mortgage, (ii) zoning certification, (iii) a flood certification, and (iv) a survey, in each case satisfactory to the Agent;
(f) any required governmental consents or other required consents to the execution, delivery and performance of the Loan Documents, each of which shall be in form and substance satisfactory to the Agent;
(g) a certificate of such New Subsidiary to which is attached each of the following certified as such by a duly authorized officer of such New Subsidiary:
(i) a certificate of incumbency with respect to each Authorized Signatory thereof that signs any Loan Documents;
(ii) a copy of the charter or other organizational documents of such New Subsidiary, certified by the Secretary of State or similar state official of the jurisdiction of formation of such New Subsidiary;

(iii) a copy of the bylaws or other constituent documents of such New Subsidiary;
(iv) a certificate of good standing or subsistence, as the case may be, for such New Subsidiary, issued as of a recent date by the Secretary of State or similar state official in the jurisdiction of its organization and in each state in which such New Subsidiary is qualified to transact business;
(v) a copy of the resolutions, duly adopted by the Board of Directors or other governing body of such New Subsidiary, authorizing it to execute, deliver and perform each Loan Document to which it is, or is to be, a party; and
(vi) a copy of any shareholders agreement or similar agreement respecting such New Subsidiary, if any such agreement exists;
(h) at the request of the Agent, a legal opinion of counsel and special local counsel in such states as may be reasonably requested by the Agent speaking to such matters as the Agent may reasonably request; and
(i) such stock certificates and other documentation as shall be necessary or advisable to perfect the pledge of the equity of the New Subsidiary in favor of the Agent;
provided that, if such New Subsidiary is a Foreign Subsidiary (A) the foregoing agreements delivered by the New Subsidiary shall be modified to the extent necessary that income is not recognized by one or more of the Borrowers due to the operation of Code Section 956(d), (B) the Agent may waive delivery of one or more of the required items to the extent that in its discretion such items are not material, and (C) the Foreign Subsidiary shall execute and deliver a joinder to the Foreign Subsidiary Guaranty (rather than to this Agreement).
Section 9.28 Further Assurances. Each Borrower; at its own expense, will promptly execute and deliver or cause to be executed and delivered to the Agent all such other and further documents, agreements and instruments, and shall provide, or cause to be provided, to the Agent such additional information, and shall do or cause to be done such further acts, as may be necessary or proper in the reasonable opinion of the Agent or any Lender to carry out more effectively the provisions and purposes of this Agreement ands the other Loan Documents.

ARTICLE 10
DEFAULT
Section 10.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or otherwise:
(a) Any Borrower shall fail to make any payment of principal on the Loans on the dates when the same shall become due and payable, whether at stated maturity or at a date fixed for any installment or prepayment thereof or otherwise;
(b) Any Borrower shall fail to make any payment of interest on the Loans or shall fail to pay the commitment fees or any other amounts owing hereunder (other than principal of the Loans) or under the other Loan Documents on the dates when such interest, commitment fees or other amounts shall become due and payable and such failure continues for more than three (3) Business Days;
(c) Any representation or warranty made in any Loan Document shall prove to have been incorrect or misleading in any material respect when made or deemed to have been made;
(d) Any Borrower shall fail (i) to perform or observe any agreement or covenant contained in Article 7 or Article 9 (other than those sections referred to in subsection (d)(iii) below) hereof, (ii) to provide any financial statement or report under Article 8 hereof, and, with respect to this clause (ii) only, such failure shall not be cured within a period of ten (10) days from the occurrence thereof, or (iii) to perform or observe any agreement or covenant contained in Section 9.5, 9.10, 9.13, 9.16, 9.19, 9.21, 9.26 or 9.27 and, with respect to this clause (iii) only, such failure shall not be cured within a period of ten (10) days from the occurrence thereof;
(e) Any Borrower or any Subsidiary shall fail to perform or observe any other agreement or covenant contained in this Agreement or any other Loan Document other than those referred to in subsections (a), (b), (c) or (d) above, and, if such failure is capable of being remedied, such failure shall not be cured within a period of thirty (30) days from the occurrence thereof;
(f) (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount;
(g) Any Collateral Document shall at any time after its execution and delivery for any reason cease to create a valid and perfected first priority security interest in and to the property purported to be subject to such Collateral Document;
(h) Judgments, assessments or orders for the payment of money which aggregate at any time in excess of the Threshold Amount shall be entered against any Borrower and/or any of its Subsidiaries by a court or other tribunal of competent jurisdiction, which judgments, assessments or orders are not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;
(i) Any Borrower or any of its Subsidiaries shall suspend or discontinue its business, shall make an assignment for the benefit of creditors or a composition with creditors, shall generally not be paying their debts as they mature, shall admit their inability to pay their debts as they mature, shall file a petition in bankruptcy, shall become insolvent (howsoever such insolvency may be evidenced), shall be adjudicated insolvent or bankrupt, shall petition or apply to any tribunal for the appointment of any receiver, custodian, liquidator or trustee of or for them or any substantial part of their property or assets, shall commence any proceeding relating to them under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall be commenced against any Borrower or any of its Subsidiaries, any such proceeding and the same shall not be dismissed within sixty (60) days after an order, judgment or decree approving the petition in any such proceeding shall be entered against any Borrower or any of its Subsidiaries; or if any Borrower or any of its Subsidiaries shall by any act or failure to act indicate their consent to, approval of or acquiescence in; any such proceeding or any appointment of any receiver, custodian, liquidator or trustee of or for it or for any substantial part of its property or assets; or if any court of competent jurisdiction shall assume jurisdiction with respect to any such proceeding and the same shall not be dismissed within sixty (60) days; or if a receiver or a trustee or other officer or representative of a court, governmental office or agency, shall, under color of legal authority, take and hold possession of any substantial part of the property or assets of any Borrower or any of its Subsidiaries, and shall not have relinquished possession within sixty (60) days; or if any Borrower or any of its Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors, or any of them, or shall have made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law;

(j) There shall be any Accumulated Funding Deficiency, whether or not waived, with respect to any Plan maintained by any Borrower or any of its Subsidiaries or any ERISA Affiliate, or to which any Borrower or any of its Subsidiaries or any ERISA Affiliate has any liabilities, or any trust created thereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan; or PBGC shall institute proceedings to terminate any such Plan; or any Borrower or any of its Subsidiaries or any ERISA Affiliate shall incur any liability to PBGC in connection with the termination of any such Plan or their withdrawal from any such Plan with respect to which they are substantial employer within the meaning of Section 4063(b) of ERISA; or any Plan or trust created under any Plan of any Borrower or any of its Subsidiaries or any ERISA Affiliate shall engage in a Prohibited Transaction which would subject any such Plan, any trustee created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to the tax or penalty on Prohibited Transactions imposed by Section 502 of ERISA or Section 4975 of the Code; or any Borrower or any Subsidiary or ERISA Affiliate fails to make a quarterly installment to a Plan as required under Section 412(m) of the Code if such failure results in a lien in favor of the Plan under Section 412(n) of the Code; or any Borrower or any Subsidiary or ERISA Affiliate incurs any Withdrawal Liability which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change (or liability in excess of the Threshold Amount);
(k) If there shall occur a Material Adverse Change that, in the reasonable judgment of the Agent, could be expected to result in any Borrower’s failure to pay the Obligations when due;
(l) Any Loan Document shall cease to be a legal, valid and binding agreement, enforceable against each Loan Party signatory thereto, in accordance with its terms or shall in any way be declared ineffective or inoperative or shall in any way be challenged or contested by any Loan Party;
(m) Any attachment or garnishment proceeding or similar type of action shall be commenced against or involving the property of any Borrower or any of its Subsidiaries, which proceeding or action could affect or involve any deposits held by any Borrower or any of its Subsidiaries with any Lender; or
(n) A Change of Control shall occur.
Section 10.2 Remedies.
(a) Termination of Obligation to Make Loans. Without limiting the generality of Section 5.3, at any time after an Event of Default, the Lenders shall have no obligation to make any Loans or otherwise extend credit hereunder.
(b) Acceleration. At any time an Event of Default specified in Section 10.1, above (other than an Event of Default under subsection (i) thereof) shall have occurred and shall be continuing, the Agent may, by providing written notice to the Parent Borrower, declare the principal, interest and other amounts due hereunder and under the Notes and all other Obligations to be forthwith due and payable, without presentment, demand, protest or notice of protest, notice of dishonor or other notice of any kind, all of which are hereby expressly waived, anything in any Loan Document to the contrary notwithstanding.

(c) Automatic Acceleration in Connection with Bankruptcy or Insolvency Proceeding. Upon the occurrence of an Event of Default specified in subsection (i) of Section 10.1 above, all principal, interest and other amounts due hereunder and under the Notes, and all other Obligations, shall be immediately due and payable, all without any action by the Agent or the Lenders and without presentment, demand, protest or other notice of protest or other notice of dishonor of any kind, all of which are expressly waived, anything in the Loan Documents to the contrary notwithstanding.
(d) Appointment of Receiver. Upon acceleration of the Notes as provided in paragraphs (b) or (c) above, the Agent shall have the right to the appointment of a receiver for the properties and assets of any Borrower and its Subsidiaries. Each Borrower, for itself and on behalf of its Subsidiaries, hereby consents to such right and such appointment and hereby waives any objection it or any Subsidiary may have thereto or the right to have a bond or other security posted by, or on behalf of, the Agent, in connection therewith.
(e) Additional Remedies. In addition to the remedies set forth above, the Agent and the Lenders shall have all of the post-default rights granted to it under any of the Loan Documents and under Applicable Law.
Section 10.3 Cash Collateral. If (a) any Event of Default specified in Section 10.1(i) shall occur, (b) the Obligations shall have otherwise been accelerated pursuant to Section 10.2, or (c) the Commitment shall have been terminated pursuant to Section 10.2, then, without any request or the taking of any other action by Agent, Borrowers shall immediately comply with the provisions of Section 1.4(e) with respect to the deposit of Cash Collateral to secure the existing Letter of Credit Liabilities and future payment of related fees.
Section 10.4 Application of Funds. After the exercise of remedies provided for in Section 10.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the Section 10.3), any amounts received on account of the Obligations shall be applied by the Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article 4) payable to the Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the Issuer (including fees and time charges for attorneys who may be employees of any Lender or the Issuer) arising under the Loan Documents and amounts payable under Article 4, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Reimbursement Obligations and other Obligations arising under the Loan Documents, ratably among the Lenders and the Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuer, the Hedge Banks and the Cash Management Banks, in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Agent for the account of the Issuer, to Cash Collateralize any portion of Reimbursement Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by law.
Subject to Section 1.4(e), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE 11
DEFINITIONS
Section 11.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the meanings specified in this Article 11 unless the context otherwise requires:
“Acquisition” means (whether by purchase, lease, exchange, issuance of equity or debt securities, merger, reorganization or any other method) (a) any acquisition by any Borrower or any of its Subsidiaries of an interest in any other Person which shall then become Consolidated with any Borrower or any such Subsidiary in accordance with GAAP, or (b) any acquisition by any Borrower or any of its Subsidiaries of all or any substantial part of the assets of any other Person.
“Accumulated Funding Deficiency” means any accumulated funding deficiency as defined in Section 302(a) of ERISA.
“Administrative Questionnaire” means an Administrative Questionnaire in such form as approved by the Agent.

“Affiliate” means, with respect to a Person, a spouse of such Person, any relative (by blood, adoption or marriage) of such Person within the third degree, any director, officer or employee of such Person, any other Person of which such first Person is a partner, member, director, officer or employee, and any other Person directly or indirectly controlling or controlled by or under common control with such first Person. For purposes of this definition “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, (a) Steel shall be deemed to be an “Affiliate” of the Borrowers, and (b) any Person who has the direct or indirect beneficial ownership of more than thirty percent (30%) of the voting securities or voting equity of another Person shall be deemed an Affiliate of such other Person.
“Agreement” means this Amended and Restated Revolving Credit Agreement, as the same may be amended, modified or supplemented, from time to time.
“Alternative Currency” means any Approved Currency other than Dollars.
“Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.
“Applicable Law” means, with respect to any Person, all provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of court or Governmental Authorities and all orders of arbitrators with appropriate jurisdiction (by contract or otherwise), and decrees of all courts and arbitrators in proceedings or actions to which the Person is a party or by which it (or any of its property) is bound.
“Applicable Margin” means the interest rate margin applicable to the Loans as follows:

		Revolving Credit Loans Then the
		Applicable Margin is
Tier	If the Total Leverage Ratio is:	LIBOR Rate+	Base Rate+
1	Less than or equal to 1.50 to 1.00	1.75%	0%
2	Greater than 1.50 to 1.00, but less than or equal to 2.50 to 1.00	2.25%	0.50%
3	Greater than 2.50 to 1.00, but less than or equal to 3.00 to 1.00	2.75%	0.75%
4	Greater than 3.00 to 1.00	3.25%	1.00%
On the date hereof the Applicable Margin shall be set at Tier 1 above, and thereafter shall be determined and adjusted quarterly on the date (each a “Adjustment Date”) ten (10) Business Days after the date by which the Parent Borrower is required to provide a Compliance Certificate pursuant to Section 8.2 for the most recently ended fiscal quarter of the Parent Borrower; provided, however, that if the Parent Borrower fails to provide the Compliance Certificate as required by Section 8.2 for the most recently ended fiscal quarter of the Parent Borrower preceding the applicable Adjustment Date, the Applicable Margin from such Adjustment Date shall be based on Tier 4 until such time as an appropriate Compliance Certificate is provided, at which time the Tier shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Parent Borrower preceding such Adjustment Date. The Applicable Margin shall be effective from one Adjustment Date until the next Adjustment Date. Any adjustment in the Applicable Margin shall be applicable to all Loans then existing or subsequently made or issued.

“Approved Currencies” means Dollars and Euros (each, an “Approved Currency”), and such other currencies as shall be requested by the Borrowers to be an Approved Currency hereunder subject to the approval of all Lenders, in their sole and absolute discretion, in each case constituting freely transferable lawful money of the country of issuance and in the case of each such currency (other than Dollars) is readily transferable and convertible into Dollars in the international interbank market.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee” has the meaning set forth in Section 13.6(b).
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another and/ or two or more Approved Funds managed by the same investment advisor.
“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement in substantially the form of Exhibit E attached hereto.
“Authorized Signatory” means, with respect to any documents, agreements or instruments, such officer(s) of a Person as may be duly authorized by its Board of Directors, its bylaws or similar authority to execute the relevant documents, agreements or instruments on behalf of such Person.
“Available Commitment” means that portion of the Commitment which, at any date of determination, the Borrowers are eligible to borrow under the terms of this Agreement.
“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means any Loan that bears interest based on the Base Rate.
“Borrower” means each Borrower referred to in the preamble hereto, together with such successors and assigns thereof as are permitted pursuant to the terms of Section 13.6 below, or joined pursuant to Section 9.27 above.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state in which the Agent’s office is located, and, if such day relates to any LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Business Plan” means, for any fiscal year of the Parent Borrower, a detailed budget by each operating Subsidiary setting forth the amounts budgeted on a quarterly basis for revenues and operating expenses by category for each Subsidiary as well as the amount of Capital Expenditures, along with a comparison of the actual amounts (and, if applicable, the budgeted amounts) of such items for the preceding year.
“Calculation Date” with respect to each Alternative Currency, means the last day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day) and during the occurrence and continuation of an Event of Default, such other days from time to time as the Agent shall designate as a “Calculation Date”, provided that each of the following shall also be a “Calculation Date”: (i) the Business Day preceding each date on which a participation in an Alternative Currency Letter of Credit or Loan denominated in an Alternative Currency is calculated pursuant to Section 1.4(f) or a reimbursement obligation with respect to an Alternative Currency Letter of Credit or Loan denominated in an Alternative Currency is calculated pursuant to Section 3.6; (ii) the Business Day preceding the Business Day on which any fee payable pursuant to Section 3.4 is payable in respect of an Alternative Currency Letter of Credit or a Loan denominated in an Alternative Currency; and (iii) the date of issuance or amendment of a Letter of Credit in an Alternative Currency or the making of a Loan denominated in an Alternative Currency.
“Capital Expenditures” means expenditures for the purchase of assets of long-term use which are or should be capitalized in accordance with GAAP.
“Capital Lease” means, with respect to any Person, any lease which has been, or should be, in accordance with GAAP, accounted for as a capital lease in respect of which such Person is liable as lessee.
“Capital Lease Obligation” means that portion of any obligation of a Person as lessee under a Capital Lease which at the time appears, or in accordance with GAAP should appear, on the balance sheet of such Person or in a note to such balance sheet.
“Capital Securities” means, with respect to any Person, any and all shares, interests (including partnership interests or limited liability company interests), participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the date hereof.
“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Issuer and the Lenders, as collateral for the Letter of Credit Liabilities, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings.

“Cash Equivalent” means:
(a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof);
(b) securities issued or directly and fully guaranteed or insured by any state of the United States of America or any agency or instrumentality thereof and that are rated within one of the two highest ratings for such securities by Standard & Poor’s Corporation or Moody’s Investors Service, Inc.;
(c) demand and time deposits, certificates of deposit, bankers acceptances and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million;
(d) commercial paper issued by Persons rated at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc.;
(e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in (a) through (d) above entered into with any financial institution meeting the qualifications specified in (d) above; and
(f) money market funds, substantially all of the assets of which constitute Cash Equivalents of the kinds described in (a) through (e) of this definition, and in the case of each of (b), (c), (d) and (e) maturing within one year after the date of acquisition.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.
“CFC” means a controlled foreign corporation as defined in Section 956 of the Code.
“Change of Control” means any of:
(a) any “person” or “group” (each as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than any person or group which was on April 14, 2008, the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of outstanding shares of common stock of Parent Borrower (or securities convertible into or exchangeable for such stock) representing twenty percent (20%) or more of the outstanding common stock of the Parent Borrower as set forth in the Parent Borrower’s Proxy Statement dated April 14, 2008, for the Parent Borrower’s 2008 Annual Meeting of Shareholders, either (A) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of voting Stock of the Parent Borrower (or securities convertible into or exchangeable for such voting Stock) representing thirty percent (30%) or more of the combined voting power of all voting Stock of the Parent Borrower (on a fully diluted basis) or (B) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of the Parent Borrower;

(b) During any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Parent Borrower was approved by a vote of 66 2/3% of the directors of the Parent Borrower at the time of such approval who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) of Parent Borrower cease for any reason to constitute a majority of the board of directors then in office;
(c) Parent Borrower shall cease to own 100% of the outstanding equity or other ownership interests of the Subsidiary Borrowers, except as permitted under Section 9.9;
(d) The Agent shall fail to have a valid, first priority Lien in all issued and outstanding shares of capital stock of each Borrower (other than Parent Borrower) and its Subsidiaries (except to the extent provided in Section 9.9);
(e) Any Borrower or any Subsidiary adopts a plan of liquidation, except as permitted under Section 9.7;
(f) any merger or consolidation of Parent Borrower with or into another Person or the merger of another Person with or into Parent Borrower, unless in the case of a merger or consolidation transaction, holders of securities that represented 100% of the aggregate voting power of Parent Borrower’s voting stock immediately prior to such transaction (together with holders of nonvoting securities that were convertible into Borrower’s voting stock immediately prior to such transaction) own directly or indirectly at least a majority of the aggregate voting power of the voting stock of the surviving Person in such merger or consolidation transaction immediately after such transaction or have the right or ability by voting power, contract or otherwise to elect or designate for a election a majority of Parent Borrower’s Board of Directors;
(g) the sale of all or substantially all of Parent Borrower’s assets (determined on a consolidated basis) to another Person; or
(h) There exists any “change of control” or “change in control” as defined under any agreement to which any Borrower or any Subsidiary is party or is subject.
For purposes of this definition, “voting stock” means capital stock or other ownership interests of any class or classes of a corporation or another entity the holders of which are entitled to elect a majority of the corporate directors or Persons performing similar functions.
“COBRA” means group health plan continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, revenue rulings or technical information releases issued thereunder.
“Collateral” means all property which is, or is to be, subject to the Lien granted by the Collateral Documents.
“Collateral Documents” means the Security Agreement, the Mortgages, the IP Security Agreement, the Uniform Commercial Code financing statements, and all other Loan Documents which purport to grant or perfect a Lien in favor of the Agent, on behalf of the Lenders, securing the Obligations.
“Commitment” means the obligation of the Lenders pursuant to the terms hereof to make Revolving Credit Loans to the Borrowers in an initial aggregate principal amount outstanding at any time not to exceed Sixty Million Dollars ($60,000,000), from time to time until the Termination Date. The amount of the Commitment may be reduced pursuant to the terms hereof.
“Commitment Fee Margin” means the corresponding percentages set forth below:

		Then the Commitment Fee
Tier	If the Total Leverage Ratio is:	Margin is
1	Less than or equal to 1.50 to 1.00	0.35%
2	Greater than 1.50 to 1.00, but less than or equal to 2.50 to 1.00	0.45%
3	Greater than 2.50 to 1.00, but less than or equal to 3.00 to 1.00	0.60%
4	Greater than 3.00 to 1.00	0.75%
On the date hereof the Commitment Fee Margin shall be set at Tier 1 above, and thereafter shall be determined and adjusted quarterly on each Adjustment Date; provided, however, that if the Parent Borrower, fails to provide the Compliance Certificate as required by Section 8.2 for the most recently ended fiscal quarter of the Parent Borrower preceding the applicable Adjustment Date, the Commitment Fee Margin from such Adjustment Date shall be based on Tier 4 until such time as an appropriate Compliance Certificate is provided, at which time the Tier shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrowers preceding such Adjustment Date. The Commitment Fee Margin shall be effective from one Adjustment Date until the next Adjustment Date. Any adjustment in the Applicable Margins shall be applicable to all Loans then existing or subsequently made or issued.
“Consideration” means an amount equal to the sum of (a) the aggregate fair market value of any securities and any other non-cash consideration, (including, without limitation, any joint venture interest delivered to, or retained by, the applicable selling entity), issued or delivered or to be issued or delivered and any cash or deferred consideration paid or payable in connection with an Acquisition, and (b) the amount of all indebtedness and preferred stock of the selling entity which is assumed or acquired by the applicable Borrower or retired or deceased in connection with an Acquisition. The fair market value of any securities issued and any other non-cash consideration delivered or retained in connection with an Acquisition shall be the value stated in the agreements governing such Acquisition.

“Consolidated” means, with respect to any Person and any specified Subsidiaries, the consolidation of financial statements of such Person and, such Subsidiaries in accordance with GAAP.
“Default” means any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.
“Default Rate” is defined in Section 3.3.
“Disqualified Stock” means, with respect to any Person, any Capital Security which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) (a) matures or is mandatorily redeemable for any reason, (b) is convertible or exchangeable for Indebtedness or Disqualified Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the stated maturity of the Notes.
“Dollar Equivalent” means, with respect to any Alternative Currency, on the date of determination thereof, the amount of Dollars which could be purchased with the amount of such Alternative Currency involved in such computation at the spot rate at which such Alternative Currency may be exchanged into Dollars as set forth on such date on (i) the applicable Reuters pages, or (ii), if such rate is not set forth on such Reuters pages, on the applicable Telerate Service pages, or (iii) if such rate does not appear on such Reuters or Telerate Service pages, at the spot exchange rate therefor as determined by the Agent, in each case as of 11:00 A.M. (London time, as applicable, or such other local time as the Agent shall deem appropriate) on such date of determination thereof.
“Dollars” and “$” means dollars in lawful currency of the United States.
“EBIT” means, for any Person for any period, the Net Income of such Person for such period (before deducting fees either paid in cash or deferred during the applicable period under the Management Agreement referenced in Section 9.5) plus the sum of the following (to the extent deducted in the computation of such Net Income):
(a) Interest Expense; and
(b) income taxes including (with respect to each Subsidiary Borrower) any amounts payable or paid to Parent Borrower for such taxes (but, if there is a net tax benefit, that should be deducted from Net Income in calculating EBIT).

“EBITDA” means, for any Person for any period:
(a) the Net Income of such Person for such period (before deducting fees either paid in cash or deferred during the applicable period under the Management Agreement); plus
(b) the sum of the following (to the extent deducted in the computation of such Net Income):
(i) depreciation expense;
(ii) amortization expense (including amortization expense associated with purchase accounting write-up of tangible and intangible assets) and deferred financing costs;
(iii) Interest Expense;
(iv) income taxes, including (with respect to each Subsidiary Borrower) any amounts payable or paid to Parent Borrower for such taxes (but, if there is a net tax benefit, that should be deducted from Net Income in calculating EBITDA);
(v) restructuring charges (as determined in accordance with GAAP) relating to the consolidation of operations or reduction in head-count which have been approved, in writing, by the Majority Lenders;
(vi) all other non-cash charges reducing Net Income for such period (A) including, but not limited to, (1) non-cash charges attributable to the grant, exercise or repurchase of options for or shares of capital stock to or from employees of such Person and its Consolidated Subsidiaries determined in accordance with GAAP, (2) unrealized losses resulting solely from the marking to market of derivative securities or securities held in deferred compensation plans, (3) non-cash charges associated with the amortization or write-off of deferred financing costs and debt issuance costs of such Person and its Consolidated Subsidiaries during such period, and (4) non-cash charges associated with the purchase accounting write-up of inventory, but (B) excluding non-cash charges that require an accrual of or a reserve for cash charges for any future periods and normally occurring accruals such as reserves for accounts receivable; and
(vii) any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and its Consolidated Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness; less
(c) the sum of the following:
(i) all non-cash items increasing Consolidated Net Income for such period (including unrealized gains resulting solely from the marking to market of derivative securities or securities held in deferred compensation plans); and
(ii) the amount of all cash payments made by such Person or any of the Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining EBITDA for such period or any prior period.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.6(b)(iii)).
“Eligible Institution” means any federally chartered or state chartered bank or any financial institution whose deposits are insured by the Federal Deposit Insurance Corporation.
“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement from the Borrowers, dated the date hereof, together with any other environmental indemnity agreement executed and delivered pursuant to the terms of this Agreement, as such environmental indemnity agreements may be amended, restated, modified or supplemented from time to time.
“Environmental Laws” means all Applicable Laws relating to the pollution or protection of the environment and human health and safety, including, without limitation, Applicable Laws relating to the discharge, emission, spill, leaching, disposal, release, or threatened release of Hazardous Substances to air, water or land, or to the withdrawal or use of ground water, or to the use, handling, disposal, treatment, storage or management of Hazardous Substances, including, without limitation, CERCLA and the Resource Conservation and Recovery Act of 1976, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rules and regulations issued thereunder.
“ERISA Affiliate” means (a) any corporation included with any Borrower in a controlled group of corporations within the meaning of Section 414(b) of the Code, (b) any trade or business (whether or not incorporated) which is under common control with the Borrowers within the meaning of Section 414(c) of the Code, (c) any member of an affiliated service group of which any Borrower is a member within the meaning of Section 414(m) of the Code, and (d) any other entity required to be aggregated with any Borrower pursuant to Section 414(o) of the Code.
“Event of Default” means any of the events specified in Section 10.1, provided that any requirement for notice or lapse of time has been satisfied.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Fee Letter” means the letter agreement, dated August 1, 2008, among the Parent Borrower, Banc of America Securities LLC and the Agent.
“Foreign Subsidiary” means any Subsidiary of any Borrower which (a) is not organized under the laws of the United States, any state thereof or the District of Columbia and (b) conducts substantially all of its business operations outside the United States of America.
“Foreign Subsidiary Guaranty” means that certain Amended and Restated Guaranty, dated the date hereof, providing for a Guarantee of the Obligations from each Foreign Subsidiary in favor of the Agent, as may be amended, restated, modified or supplemented from time to time.
“Fronting Fee” has the meaning specified in Subsection 1.4(b).
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States, which, as to any Borrower and its Subsidiaries, shall be consistently applied with those applied in the preparation of the financial statements referred to in Section 5.1.4(a), with such changes as may be agreed pursuant to Section 11.2.
“Governmental Authority” means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, including, without limitation, any central bank or comparable agency and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
“Guarantee” or “Guaranteed,” as applied to any Person (the “guarantor”) means and includes any direct or indirect liability, contingent or otherwise, of such guarantor with respect to any indebtedness, lease, dividend or other financial or performance obligation, of another Person (“primary obligor”), including, but not limited to (a) any direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), discount or sale with recourse by such guarantor of the obligations of the primary obligor and (b) any agreement (contingent or otherwise) to (i) purchase, repurchase or otherwise acquire an obligation of the primary obligor or any security therefor, (ii) provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (iii) maintain the solvency or financial condition of the primary obligor, or (iv) make payment for any products, materials, supplies or services tendered or rendered to the primary obligor, in any case if the purpose or intent of such agreement or arrangement is to provide assurance that the primary obligor’s obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. In addition to the other restrictions on Guaranties set forth in this Agreement, no Guarantee shall be permitted by this Agreement unless the maximum dollar amount of the obligation being guaranteed is readily ascertainable by the terms of such obligation or the agreement or instrument evidencing such Guarantee specifically limits the dollar amount of the maximum exposure of the guarantor thereunder. For purposes of making computations under this Agreement, the amount of any Guarantee made during any period shall be the aggregate amount of the obligation guaranteed (or such lesser amount as to which the maximum exposure of the guarantor shall have been specifically limited), less any amount by which the guarantor may have been discharged with respect thereto (including any discharge by way of a reduction in the amount of the obligation guaranteed).

“Guarantor” means each Foreign Subsidiary party to the Foreign Subsidiary Guaranty (other than, as of any date, any Foreign Subsidiary as to which the Foreign Subsidiary Guaranty is not, pursuant to Section 15 thereof, effective).
“Hazardous Substances” means any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required, or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which may be restricted, prohibited or penalized by any Environmental Law (including, without limitation, petroleum products, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls and any substance defined as a “hazardous substance” under CERCLA).
“Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended from time to time.
“Indebtedness” means, with respect to any Person (without duplication):
(a) all indebtedness for borrowed money of such Person;
(b) all obligations of such Person for the deferred purchase price of capital assets or other property or services (other than accounts payable incurred in the ordinary course of business) to the extent such liabilities and obligations would appear as a liability upon the Consolidated balance sheet of such specified Person in accordance with GAAP;
(c) all obligations of such Person evidenced by notes, bonds, debentures or other instruments;
(d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) and all other obligations secured by a Lien on the property or assets of such Person;
(e) all Capital Lease Obligations of such Person;

(f) all obligations, contingent or otherwise, of such Person under acceptances, letters of credit or similar facilities;
(g) all obligations of such Person in respect of Disqualified Stock or other obligations of such Person to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, which obligations shall be valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and, in the case of other such obligations, at the amount that, in light of all the facts and circumstances existing at the time of determination, is reasonably expected to be payable;
(h) interest accrued but not paid on the scheduled date;
(i) all Guarantees of such Person;
(j) all Indebtedness referred to in clauses (a) through (i) above secured by (or which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness;
(k) all fixed (but not variable) payments required by such Person under non-compete agreements;
(l) net obligations of such Person under any Swap Contract; and
(m) all obligations of such Person that are the functional equivalent of the Indebtedness referred to in clauses (a) through (l) above.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnified Person” means the Agent, the Issuer, the other Lenders and their officers, agents, employees, attorneys, consultants and Affiliates and any successors, assigns and participants thereof.
“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, (b) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, and all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, (c) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, (d) all rights to obtain any reissues or extensions of the foregoing and (e) all licenses for any of the foregoing.

“Interest Coverage Ratio” means, as of any date, the ratio of (a) EBIT, for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, to (b) Interest Expense (whether or not paid), payable during the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.
“Interest Expense” means, with respect to any Person for any period, all cash interest expense (including imputed interest with respect to Capitalized Lease Obligations and accreted interest on zero coupon bonds and similar obligations) paid, accrued or accreted, or to be paid, accrued or accreted, with respect to any Indebtedness of such Person during such period pursuant to the terms of the agreement respecting such Indebtedness, together with all fees (including, without limitation, commitment or unused fees) payable in respect thereof, all as calculated in accordance with GAAP, excluding amortization or write-off or deferred financing cost and debt issuance cost of such Person for such period.
“Interest Period” means a period commencing, in the case of the first Interest Period applicable to a LIBOR Loan, on the day of the making of, or conversion into, such Loan, and, in the case of each subsequent, successive Interest Period applicable thereto, on the last day of the immediately preceding Interest Period, and ending on the same day in the first, second, third or sixth calendar month thereafter, except that:
(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and
(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month in which such Interest Period ends) shall end on the last Business Day of the calendar month in which such Interest Period ends.
“Inventory” means “inventory” (as defined in Article 9 of the UCC) of Borrowers and their Subsidiaries.
“Investment” means, as applied to any Person, any direct or indirect purchase or other acquisition by such Person of stock or other securities of another Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, including all Indebtedness and accounts receivable from such other Person which are not current assets or did not arise from sales to such other Person in the ordinary course of business.

“IP Security Agreement” means that certain Amended and Restated IP Security Agreement from certain Loan Parties, dated the date hereof, together with any other IP security agreement executed and delivered pursuant to the terms of the Security Agreement, as such security agreements may be amended, restated, modified or supplemented from time to time.
“Issuer” means Bank so long as it is a Lender, or if Bank is no longer a Lender, then a Lender designated by the Parent Borrower as Issuer and acceptable to the Agent.
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuer and any Borrower (or any Subsidiary) or in favor of the Issuer and relating to such Letter of Credit.
“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
“Lender Required Payment” has the meaning set forth in Section 4.7.
“Letter of Credit” means a standby letter of credit issued for the account of Borrowers or any of their Subsidiaries by Issuer which expires by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Revolving Credit Termination Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods provided that the Issuer has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Revolving Credit Termination Date.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuer.
“Letter of Credit Facility” means the facility extended pursuant to Section 1.4 for the Borrowers to request Letters of Credit from Issuer.
“Letter of Credit Fees” has the meaning set forth in Section 1.4(b).
“Letter of Credit Liabilities” means, at any time of calculation, the Dollar Equivalent of the sum of (i) the amount then available for drawing under all outstanding Letters of Credit (without regard to whether any conditions to drawing thereunder can then be met), plus (ii) the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under such Letters of Credit.
“Letter of Credit Sublimit” means an amount equal to $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“LIBOR Loan” means any Loan bearing interest at a rate based on the LIBOR Rate.

“LIBOR Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
“Lien” means any mortgage, lien, pledge, adverse claim, assignment, charge, security interest, title retention agreement, separate beneficial interest, levy, execution, seizure, attachment, garnishment or other encumbrance in respect of any property, whether created by statute, contract, common law or otherwise, and whether or not choate, vested or perfected.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Foreign Subsidiary Guarantee, (d) the Collateral Documents, (e) the Fee Letter, (f) each Issuer Document, (g) each Secured Hedge Agreement, (h) each Secured Cash Management Agreement, (i) the Environmental Indemnity Agreement, and (j) all other documents and agreements executed or delivered in connection with or contemplated by this Agreement, in each case as amended, modified or supplemented, from time to time; provided that for purposes of the definition of “Material Adverse Change” and Articles 6 through 10, “Loan Documents” shall not include Secured Hedge Agreements or Secured Cash Management Agreements.
“Loan Party” means any Borrower, any of their Foreign Subsidiaries, and any other obligor under any of the Loan Documents.
“Loans” means the Revolving Credit Loans and the Swing Line Loans.
“Management Agreement” means that certain Management Agreement dated as of January 23, 2002 between the Parent Borrower and Steel, as may be amended, restated, modified, supplemented or replaced from time to time.
“Majority Lenders” means at any time, Lenders having greater than fifty percent (50%) of the Commitment (whether borrowed or not).
“Material Adverse Change” means (a) any material adverse change in the business, condition (financial or otherwise), assets, liabilities, results of operations, properties, or business prospects of the Borrowers and the Foreign Subsidiaries on a Consolidated basis, or (b) any material adverse change with respect to the binding nature, validity, or enforceability of this Agreement or any other Loan Document, or with respect to the ability of any Loan Party to perform its obligations under this Agreement or deed(s) of trust, as applicable, whether resulting from any single act, omission, situation or event or taken together with other such acts, omissions, situations or events.

“Material Agreements” has the meaning set forth in Section 6.24.
“Maturity Date” means October 1, 2011.
“Mortgage” means one or more real estate mortgages or deeds of trust, as applicable, executed or to be executed and delivered pursuant to the terms of this Agreement, as such instruments may be amended, modified or supplemented, from time to time.
“Multiemployer Plan” means a multiemployer pension plan as defined in Section 3(37) of ERISA to which any Borrower, any of its Subsidiaries or any ERISA Affiliate is, or was, required to contribute.
“Net Income” means, for any Person and for any period, the net income (or net loss) of such Person for such period determined in accordance with GAAP provided that such amount shall be adjusted to exclude (to the extent otherwise included therein and without duplication) the following:
(a) any write-up or write-down of any asset;
(b) any net gain from the collection of the proceeds of life insurance policies;
(c) any gain (or loss) arising from the acquisition or sale of any securities or Indebtedness of such Person and any gain or loss arising from the exercise of any warrant of such Person;
(d) any aggregate net gain (or loss) during such period arising from the sale, exchange or other disposition of capital assets (such term to include all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) other than any sale, exchange or other disposition in the ordinary course of business;
(e) all other extraordinary items; and
(f) any net income that is attributable to or derived from an entity or other issuer that is not a Subsidiary of such Person.
“New Subsidiary” has the meaning set forth in Section 9.27.
“Non-U.S. Lender” has the meaning set forth in Section 4.5(e).
“Notes” means any promissory notes issued by the Borrowers to the Lenders in substantially the form of Exhibit A attached hereto, and any other promissory note or notes issued by the Borrowers to evidence the Loans and Reimbursement Obligations pursuant to this Agreement and any replacement or restatement of, and any supplement to, such note.

“Notices” has the meaning set forth in Section 13.1.
“Notice of LC Credit Event” means a written notice from an Authorized Signatory of Parent Borrower to the Issuer with respect to any issuance, increase or extension of a Letter of Credit specifying: (a) the date of issuance or increase of a Letter of Credit; (b) the expiry date of such Letter of Credit; (c) the proposed terms of such Letter of Credit, including the face amount; and (d) the transactions or additional transaction or transactions that are to be supported or financed with such Letter of Credit or increase thereof.
“Obligations” means (a) all payment and performance obligations of every kind, nature and description of the Borrowers and any other Loan Party to the Agent or any Lender under this Agreement and the other Loan Documents (including, without limitation, any interest, fees and other charges on the Loans or otherwise under the Loan Documents that would accrue but for the filing of a bankruptcy action, whether or not such claim is allowed in such bankruptcy action), whether such obligations are direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising, and (b) (to the extent not included in the preceding clause (a)) the obligation of the Borrowers or any obligor to pay an amount equal to the amount of any and all damage which the Agent or any Lender may suffer by reason of a breach by such Person of any obligation, covenant or undertaking with respect to this Agreement or any other Loan Document.
“Other Taxes” has the meaning set forth in Section 4.5(b).
“Participant” has the meaning set forth in Section 13.6(d).
“Payment Date” means (a) the last Business Day of each calendar month and (b) the Revolving Credit Termination Date.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all its functions under ERISA.
“Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Revolving Credit Loans and the obligation of the Issuer to issue Letters of Credit have been terminated, or if the Commitments have expired, then the Percentage of each Lender in respect of the Revolving Credit Facility shall be determined based on the Percentage of such Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Percentage of each Lender in respect of the Revolving Credit Facility is set forth opposite the name of such Lender on Schedule A or in the Assignment and Acceptance Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Permitted Acquisition” means an acquisition (whether pursuant to an acquisition of all (but not less than all) of the Capital Securities of a Person, assets (only in the event of an acquisition of all or substantially all of the assets of another Person, or of a division or line of business of another Person) or otherwise) by a Borrower from any Person, in which the following conditions are satisfied:
(a) immediately before and immediately after giving affect to such acquisition no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(b) such acquisition was not preceded by an unsolicited tender offer for such business;
(c) all transactions related thereto are consummated in accordance with applicable law;
(d) in the case of any acquisition of Capital Securities in a Person, 100% of the Capital Securities in such Person, and any other Subsidiary resulting from such acquisition, shall be owned directly or indirectly by a Borrower and all actions required to be taken with respect to each Subsidiary resulting from such acquisition under Section 9.27;
(e) the Borrowers shall have delivered to the Agent a Compliance Certificate for the four quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 8.1) giving pro forma effect to the consummation of such acquisition and all borrowings of Loans in connection therewith and evidencing compliance with the covenants set forth in Article 7 at all times prior to the Maturity Date; and
(f) the Borrowers shall have delivered to Agent at least ten (10) Business Days notice of such proposed Permitted Acquisition and delivered to Agent such documentation and due diligence materials with respect to such proposed Permitted Acquisition as Agent shall reasonably request.
“Permitted Indebtedness” has the meaning set forth in Section 9.1.
“Permitted Liens” has the meaning set forth in Section 9.2.
“Person” means an individual, corporation, limited liability company, association, partnership, business, joint venture, trust, estate, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.
“Plan” means an “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA) and/or an “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA) which is or has been established or maintained, or to which contributions are, or are required to be, or were, or were required to be, made by any Borrower, any of its Subsidiaries or any ERISA Affiliate (or any predecessor thereof), except a Multiemployer Plan.
“Prohibited Transaction” has the meaning given to such terrain Section 406 of ERISA, Section 4975(c) of the Code, or any successor sections, and any Treasury regulations issued thereunder.

“Regulatory Change” means any Applicable Law including, without limitation, any interpretation, directive, request or guideline (whether or not having the force of law) or any change therein or in the administration or enforcement thereof, that becomes effective or is implemented or first required or expected to be complied with after the date of this Agreement (including any Applicable Law that shall have become such as the result of any act or omission of any Borrower or any of its Affiliates, without regard to when such Applicable Law shall have been enacted or implemented), whether the same is (a) the result of an enactment by a government or any agency or political subdivision thereof, a determination of a court or regulatory authority or otherwise; or (b) enacted, adopted, issued or proposed before or after the date of this Agreement, including any such that imposes, increases or modifies any tax, reserve requirement, insurance charge, special deposit requirement, assessment or capital adequacy requirement.
“Reimbursement Obligations” means, at any date, the obligations of Borrowers then outstanding to reimburse the Issuer for payments made by the Issuer under a Letter of Credit.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Substance into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in air, soil, surface water or groundwater on any property.
“Remedial Action” means any action necessary to comply with any Environmental Law with respect to: (a) any response to, or clean up, removal, treatment or handling of Hazardous Substances in the indoor or outdoor environment; (b) prevention of Releases or threats of Releases or minimization of further Releases so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) performance, of pre-remedial studies and investigations and post-remedial monitoring and care; or (d) the assessment or payment of natural resource damages.
“Reorganization” means reorganization as defined in Section 4241(a) of ERISA.
“Reportable Event”, means an event described in Section 4043(c) of ERISA.
“Request for Advance” means a certificate designated as a “Request for Advance”, signed by an Authorized Signatory of the Parent Borrower requesting an Advance hereunder, which shall be substantially in the form of Exhibit B attached hereto.
“Reserve Percentage” means, with respect to any LIBOR Loan, the maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the relevant Interest Period under Regulation D (and/or other similar regulation) of the Board of Governors of the Federal Reserve System against “Eurocurrency Liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Percentage shall reflect any other reserves required to be maintained by reason of any regulatory change against (a) any category of liabilities which includes deposits by reference to which LIBOR Rate is to be determined as provided in the definition of “LIBOR Rate” or (b) any category of extensions of credit or other assets which include loans the interest rate of which is based on LIBOR Rate.

“Restricted Payment” means:
(a) any direct or indirect distribution, dividend or other payment (other than stock dividends and stock splits) to any Person on account of (i) any general or limited partnership interest in, or shares of capital stock or other securities of, any Borrower or any of its Subsidiaries or (ii) any warrants or other rights or options to acquire shares of capital stock of, or other interest in, any Borrower or any of its Subsidiaries;
(b) any redemption, retirement, purchase or other acquisition or any other payment on account of any interests or securities listed above, except to the extent that the consideration therefor consists solely of shares of stock of any Borrower or its Subsidiary, as the case may be;
(c) any sinking fund, other prepayment or installment payment on account of the foregoing;
(d) any other payment, loan or advance to a shareholder, partner or equity owner of any Borrower or any of its Subsidiaries (whether or not in its capacity as shareholder, partner or equity owner) other than salaries or compensation which are (i) not otherwise restricted under the Loan Documents, (ii) in reasonable amounts and (iii) paid in the ordinary course of business; and
(e) any forgiveness or release without adequate consideration by any Borrower or any of its Subsidiaries of any Indebtedness or, other obligation of a shareholder, partner or equity owner.
“Revolving Credit Facility” means the Revolving Credit Facility of Sixty Million Dollars ($60,000,000) extended hereunder, consisting of the Revolving Loan Facility and the Letter of Credit Facility.
“Revolving Credit Loans” means the loans made by the Lenders to the Borrowers pursuant to Section 1.1 below.
“Revolving Credit Outstandings” means at any time of calculation the Dollar Equivalent of the sum of the then existing (a) aggregate outstanding principal amount of Loans and (b) Letter of Credit Liabilities.
“Revolving Credit Termination Date” means the Maturity Date, or such earlier date on which the Commitment shall be completely terminated hereunder.
“Revolving Loan Facility” means the facility extended pursuant to Article 1 for the Borrowers to make Revolving Loans from Lender.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between a Borrower and any Cash Management Bank.
“Secured Hedge Agreement” means any interest rate Swap Contract permitted under Section 9.1(a)(v) that is entered into by and between a Borrower and any Hedge Bank.

“Secured Parties” means, collectively, the Agent, the Lenders, the Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Security Agreement” means that certain Amended and Restated Security Agreement from the Borrowers, dated the date hereof, together with any other security agreement executed and delivered pursuant to the terms of this Agreement, as such security agreements may be amended, restated, modified or supplemented from time to time.
“Steel” means Steel Partners II, L.P., a Delaware limited partnership.
“Subsidiary” means, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors qualifying shares) having ordinary voting power to elect a majority of the board “of directors of such corporation (regardless of whether the holders of any class or classes of securities shall or might have such voting power upon the occurrence of any contingency) is directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries, or by one or more of such Person’s other Subsidiaries, (b) any partnership, joint venture or other association which is owned or controlled by such Person, by such Person and one or more of its other Subsidiaries, or by one or more of such Person’s other Subsidiaries, or (c) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 1.5.
“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 1.5(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 1.5(b).
“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Commitment. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Taxes” has the meaning set forth in Section 4.5(a)(ii).
“Threshold Amount” means One Million Dollars ($1,000,000).
“Total Funded Indebtedness” means all Indebtedness other than that described in subsections (h), (i), (j) and (k) of the definition thereof.
“Transferee” has the meaning set forth in Section 9.11.
“Total Leverage Ratio” means the ratio of (a) Total Funded Indebtedness as of such date to (b) EBITDA.
“Type” with respect to any Loan, means its designation as a Base Rate Loan or LIBOR Loan of a specified Interest Period. Loans with Interest Periods ending on different days or of differing durations shall be deemed to be different Types of Loans.
“UCC” shall have the meaning set forth in the Security Agreement.
“Unqualifiedly Certified” when used in connection with audited financial statements delivered pursuant to Section 8.1 hereby by the Parent Borrower’s independent auditors or accountants, means the absence of any qualification, limitation, exception or explanatory paragraph that would (a) call into question or express substantial doubt about the ability of the Parent Borrower or any Subsidiary to continue as a going concern, as discussed in the American Institute of Certified Public Accountants Statement of Auditing Standard Number 59, (b) relate to the limited scope of examination of matters relevant to such financial statements or (c) relate to the treatment or classification of any item in such financial statements and, which as a condition of its removal would require an adjustment to such item the effect of which would be to cause the occurrence of a Default or an Event of Default.
“Withdrawal Liability” means any withdrawal liability as defined in Section 4201 of ERISA.

Section 11.2 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including without limitation determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the audited consolidated financial statements of Parent Borrower and its Consolidated Subsidiaries for the year ended December 31, 2007, delivered to the Lenders; provided, that if (a) Parent Borrower shall object to determining compliance with the provisions of this Agreement on such basis by written notice delivered to the Lenders at the time of delivery of required financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Majority Lenders shall so object in writing by written notice delivered to Parent Borrower within sixty (60) days after delivery of such financial statements, then compliance with this Agreement shall be determined on a basis consistent with the above-referenced financial statements, but the parties hereto shall promptly enter into negotiations in order to amend the financial covenants and other terms of this Agreement and so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the financial condition of Parent Borrower and its Consolidated Subsidiaries and such other terms shall be the same in all material respects after such changes as if such changes had not been made. All amounts used for purposes of financial calculations required to be made herein shall be without duplication.
Section 11.3 Other Definitional Provisions. References in this Agreement to “Articles”, “Sections”, “Annexes” or “Exhibits” shall be to Articles, Sections, Annexes or Exhibits of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. Unless the context otherwise requires, any terms used in the masculine form shall also include the feminine and neuter forms and vice versa and any terms used in the plural shall include the singular and vice versa. Unless otherwise stated, any references to a time of day shall be to the time of day in Philadelphia, Pennsylvania.
ARTICLE 12
AGENT
Section 12.1 Authority.
(a) Each of the Lenders and the Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the L/C Issuer, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Agent shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Bank and potential Cash Management Bank) and the Issuer hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent, as “Collateral Agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Agent), shall be entitled to the benefits of all provisions of this Agreement in favor of the Agent as if set forth in full herein with respect thereto.
Section 12.2 Expenses. In default of reimbursement or indemnification by the Borrowers, the Lenders will, in proportion to their respective portions of the Commitment, reimburse the Agent for and against all expense, liability, penalty and damage of any nature whatsoever (including but not limited to reasonable attorneys fees) which may be incurred or sustained by the Agent in any way in connection with the Loan Documents or its duties under the Loan Documents; provided that no Lender shall be liable for any portion of the foregoing items resulting from the gross negligence or willful misconduct of the Agent. Without limiting the generality of any other provision excusing the Agent form taking any actions, the Agent shall not have any obligation to take any action in connection with the, performance of its duties as Agent under the Loan Documents which, in its opinion, requires the payment of expenses or the incurrence of liability, if there is any ground for belief that reimbursement of such expenses or liability is not reasonably assured to it.
Section 12.3 Action by Agent. The Agent is authorized to take any action specified in this Agreement and all actions reasonably related thereto. However, except for actions expressly required to be taken by the Agent in this Agreement (which actions the Agent will take as required subject to all of the exculpatory provisions herein), the Agent is not required to take actions that it may be authorized to take.
Section 12.4 Exculpatory Provisions.
(a) General Standard. Neither the Agent nor any of its officers, directors, employees or agents, shall be liable for any action taken or omitted under the Loan Documents or in connection with the Loan Documents unless caused by its or their gross negligence or willful misconduct. Neither the Agent nor any of its officers, directors, employees or agents, shall be liable for any action taken or omitted by it at the direction of the Majority Lenders. The Agent shall not be responsible for any recitals, warranties or representations in the Loan Documents or for the validity, enforceability, collectability or due execution of this Agreement or any of the other Loan Documents.

(b) Agents and Employees. The Agent may execute any of its duties by or through agents or employees, all of whom shall be entitled to the benefits of any exculpatory provision herein.
(c) Advice of Professionals. Agent shall be entitled to advice of counsel, accountants or other professionals of its selection concerning all matters pertaining to the Loan Documents and its duties under the Loan Documents. Agent is entitled to rely on the advice of its professionals whether or not the advice is correct.
(d) Reliance on Information Believed to Be Genuine. The Agent shall be entitled to rely upon any writing or other document, telegram or telephone conversation believed by it to have been signed, sent or made by the proper person or persons.
Section 12.5 Investigation by Lenders. Each Lender expressly acknowledges that the Agent has not made any representation or warranty to it and that no act taken by the Agent shall be deemed to constitute a representation or warranty by the Agent to the Lenders. Each Lender further acknowledges that it has taken and will continue to take such action and to make such investigation as it deems necessary to inform itself of the affairs of the Loan Parties. Each Lender further acknowledges that it has made and will continue to make its own independent investigation of the creditworthiness and the business and operations of the Loan Parties. In entering into this Agreement, and in making an advance under this Agreement, each Lender represents that it has not relied and shall not rely upon any information or representations furnished or given by the Agent or by any other Lender. The Agent shall be under no duty or responsibility to the Lenders to ascertain or to inquire into the performance or observance by the Loan Parties of any of the provisions of this Agreement or any document or instrument now or hereafter executed in connection with this Agreement.
Section 12.6 Notice of Events of Default. Without limiting the generality of the provisions of the preceding Section 12.5, it is expressly understood and agreed that the Agent shall not be deemed to have knowledge of the existence, occurrence or continuance of an Event of Default or Default, unless the Agent shall have been notified in writing of such Event of Default by any Lender or the Borrowers pursuant to a writing designated as a “Notice of Event of Default”. For the avoidance of doubt, the provisions of this Section 12.6 are expressly not for the benefit of the Borrowers.
Section 12.7 Resignation; Termination. The Agent may resign at any time by giving prior written notice to the Parent Borrower and the Lenders and the Agent may be removed at any time with or without cause by the Majority Lenders. Such resignation or removal shall take effect at the end of the sixty (60) day period after such notice of resignation or removal has been given or upon the earlier appointment of a successor agent. The Lenders shall (with the consent of the Parent Borrower so long as no Event of Default has occurred and is then continuing), upon receipt of such notice, appoint a successor agent from among, the Lenders. The Lenders and the Borrowers shall execute such documents as shall be necessary to effect such appointment. During any period that there shall not be a duly appointed and acting Agent, the Borrowers agree to make each payment due under this Agreement and under the Notes directly to each Lender entitled thereto and to provide copies of each certificate or other document required under this Agreement directly to each Lender.

Section 12.8 Sharing. If any Lender shall at any time receive payment of principal on account of all or a part of any Note held by it, whether by set-off or otherwise, in a greater proportion than the principal payments made on the Notes held by the other Lenders, such Lender shall simultaneously purchase, without recourse, for crash, ratably from each of the other Lenders, such portion of the Notes held by such other Lenders so that, after such purchase, each Lender will hold an unpaid principal amount of Notes in the same proportion that the outstanding principal balance due to such Lender immediately prior to such payment bore to the aggregate outstanding principal balance due to all Lenders immediately prior to such payment. In the event that, at any time, any Lender shall be required to refund any amount which has been paid to or received by it on account of any Note held by it, and which has been applied to the purchase of a portion of the Notes held by other Lenders pursuant to this Section, then, upon notice from such Lender, each of the other Lenders shall simultaneously purchase, without recourse, its portion for cash, to the extent of its ratable share thereof, of the Notes held by the Lender required to make such refund.
Section 12.9 Other Relationships. It is acknowledged that the Agent, the Lenders and/or any of their Affiliates may now or hereafter have lending or other relationships with the Borrowers and Affiliates of the Borrowers. It is agreed that the Agent and the Lenders are free to act with respect thereto without consulting with one another and without regard to the effect of any such action or relationship upon the Loans or other Obligations. With respect to the portion of the Loans made by it and Notes issued to it, the Agent shall have the same rights and powers under the Loan Documents as any other Lender or holder of a Note and may exercise the same as though it were not the Agent, and the term “Lenders” or “Holders of Notes” or any similar term shall, unless the context otherwise indicates, include the Agent in its capacity as a Lender.
ARTICLE 13
MISCELLANEOUS
Section 13.1 Notices. All notices, requests, demands, directions and other communications (collectively, “Notices”) given to or made upon any party hereto under the provisions of this Agreement shall be by telephone or in writing (including telex or facsimile communication) unless otherwise expressly provided hereunder and, if in writing, shall be delivered or sent by telex or facsimile to the respective parties at the addresses and numbers set forth under their respective names on the signature pages hereof or in accordance with any subsequent unrevoked written direction from any party to the others. All Notices shall, except as otherwise expressly herein provided, be effective (a) in the case of facsimile, when received, (b) in the case of over-night courier or other hand-delivered notice, when hand-delivered, (c) in the case of telephone or e-mail, when telephoned or e-mailed; provided, however, that in order to be effective, telephonic Notices or e-mail must be confirmed in writing by another medium provided for in this Section 13.1, received no later than the next day, (d) if given by mail, four (4) days after such communication is deposited in the mails with first class postage prepaid, return receipt requested, and (e) if given by any other means (including by air courier), when delivered. In the event of a discrepancy between any telephonic or written notice, the written notice shall control. Any Lender giving any Notice to the Borrowers shall simultaneously send a copy of such Notice to the Agent.

Section 13.2 Duration; Survival. All representations and warranties of the Borrowers contained in the Loan Documents shall survive the making of the Loans and shall not be waived by the execution and delivery of any Loan Document or any investigation by the Agent or the Lenders, or payment in full of the Loans. All such representations and warranties as well as all other covenants and agreements of the Borrowers contained in the Loan Documents shall continue in full force and effect from and after the date hereof so long as the Borrowers may borrow hereunder and until termination of the Commitment and payment in full of the Obligations.
Section 13.3 Borrower Representative. Each Subsidiary Borrower does hereby irrevocably make, constitute and appoint the Parent Borrower as its agent and attorney-in-fact for all purposes in connection with the Loan Documents, including, without limitation, with respect to any and all payments, borrowings, disbursements and notices described hereunder. All actions taken by the Agent or the Lenders for the benefit of the Parent Borrower with respect to the matters described above shall be deemed to have been taken for the benefit of each Borrower. The power of attorney granted in this Section 13.3 is coupled with an interest. All actions taken by the Parent Borrower with respect to the matters described above shall be deemed to have been taken on behalf of each Borrower. The Agent and the Lender shall be entitled to rely conclusively upon the status of the Parent Borrower as agent and attorney-in-fact of each Subsidiary Borrower.
Section 13.4 No Implied Waiver; Rights Cumulative. No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrowers and the Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which the Agent or any Lender would otherwise have. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances, or shall constitute a waiver of the right of the Agent or any Lender to take any other or further action in any circumstances without notice or demand.
Section 13.5 Amendments, etc.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a) waive any condition set forth in Section 5.3, or, in the case of the initial Loans, Section 5.1, without the written consent of each Lender;
(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.2) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;
(d) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligations, or (subject to clause (iv) of the second proviso to this Section 13.5) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Majority Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or Reimbursement Obligation or to reduce any fee payable hereunder;
(e) change Section 1.6 or Section 10.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or
(f) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuer in addition to the Lenders required above, affect the rights or duties of the Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace such non-consenting Lender in accordance with Section 13.6; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

Section 13.6 Successors and Assigns.
(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither a Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 13.6(b), (ii) by way of participation in accordance with the provisions of Section 13.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 13.6(b), participations in Letter of Credit Liabilities) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance Agreement with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Acceptance Agreement, as of the Trade Date, shall not be less than $5,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among any separate facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A) the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed; provided that the Parent Borrower shall not be required to consent to any assignment to a Fund which is not an Approved Fund) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C) the consent of the Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
(iv) Assignment and Acceptance Agreement. The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance Agreement, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.
(v) No Assignment to Borrowers. No such assignment shall be made to a Borrower or any of a Borrower’s Affiliates or Subsidiaries.
(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4, and 4.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.6(d).
(c) Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Agent’s office a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letter of Credit Liabilities owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Liabilities) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agent, the Lenders and the Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 13.5 that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agrees that each Participant shall be entitled to the benefits of Sections 4.4 and 4.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.12 as though it were a Lender, provided such Participant agrees to be subject to Section 12.8 as though it were a Lender.
(e) Limitation Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 4.4 or 4.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 4.5 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 4.5(e) as though it were a Lender.
(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 13.6(b), Bank of America may, upon 30 days’ notice to the Borrowers and the Lenders, resign as Issuer. In the event of any such resignation as Issuer, the Borrowers shall be entitled to appoint from among the Lenders a successor Issuer hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as Issuer. If Bank of America resigns as Issuer, it shall retain all the rights, powers, privileges and duties of the Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuer and all Letter of Credit Liabilities with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in unreimbursed amounts pursuant to Section 1.4(f)). Upon the appointment of a successor Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer and (b) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
Section 13.7 Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not affect the meaning or construction of any of the provisions hereof.
Section 13.8 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without reference to the laws applicable to conflicts or choice of law.
Section 13.9 Payments Due on Non-Business Days. If any payment under the Loan Documents becomes due on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.
Section 13.10 Counterparts. This Agreement and the other Loan Documents may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. Delivery of a photocopy or telecopy of an executed counterpart of a signature page to any Loan Document shall be as effective as delivery of a manually executed counterpart of such Loan Document.

Section 13.11 Maximum Lawful Interest Rate.
(a) All agreements between any Borrowers and Guarantors and the Lenders are hereby expressly limited so that in no contingency or event, whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lenders for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “Applicable Law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law, which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrowers and the Lenders in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the Commonwealth of Pennsylvania from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by Applicable Law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lenders should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between any Borrowers, Guarantors and the Lenders.
(b) If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Lenders as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Lenders to Borrowers under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal.
Section 13.12 Set-off of Bank Accounts. The Borrowers hereby grant to Agent for the pro rata benefit of the Lenders and their successors and assigns a continuing lien, security interest and right of set-off as security for all Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property now or hereafter in the possession, custody, safekeeping or control of any Lender or any entity under common control with any Lender or in transit to any of them. At any time following an Event of Default which is continuing without demand or notice (any such notice being expressly waived by the Borrowers), the Agent and/or such Lender may set-off the same or any part thereof and apply the same to the Obligations of the Borrowers or any Guarantor even though unmatured and regardless of the adequacy of the other Collateral. ALL RIGHTS TO REQUIRE THE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT TO SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWERS, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
Section 13.13 Severability. Every provision of the Loan Documents is intended to be severable, and if any term or provision hereof or thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

Section 13.14 Payment and Reimbursement of Costs and Expenses; Indemnification.
(a) Whether or not any Loans are made, the Borrowers shall, unconditionally upon demand, pay or reimburse the Agent for, and indemnify and save the Agent harmless against, any and all liabilities, losses (including judgments, penalties and fines), costs, expenses, claims, and/or charges (including without limitation reasonable fees and disbursements of legal counsel, accountants, investigators, the reasonable allocated costs , of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees and expenses, and any fees and expenses associated with travel or other costs relating to any appraisals or examinations conduction with the Loans or any Collateral, and other experts, whether or not they are employees of the Agent) (collectively, “Losses”) arising out of, relating to or connected with:
(i) the negotiation, preparation, default, collection, waiver or amendment of any of the Loan Documents, whether or not executed, or any waiver, modification, restatement, reaffirmation, amendment or consent thereunder or thereto;
(ii) the administration of the Loan Documents, including, without limitation, performing audits or investigations or consulting with attorneys or other advisors with respect to any matter in any way arising out of, related to, or connected with, the Loan Documents; and
(b) Without limiting the generality of the foregoing paragraph (a), whether or not any Loans are made, the Borrowers shall, unconditionally upon demand, pay or reimburse each Indemnified Person for, and indemnify and save each Indemnified Person harmless against, any and all Losses incurred by such Indemnified Person in connection with, arising out of or in any way relating to:
(i) any claim (whether civil, criminal or administrative and whether sounding in tort, contract or otherwise) arising out of, related to or connected with, the Loan Documents (including, without limitation, related to property subject to Mortgages or leasehold mortgages), whether such claim arises or is asserted before or after the date hereof or before or after the Maturity Date (whether such claim is asserted by such Indemnified Person or the Borrowers or any other Person);
(ii) any investigation, governmental or otherwise, arising out of, related to, or in any way connected with, the Loan Documents or the relationships established thereunder, including the prosecution or defense or investigation thereof and any litigation or proceeding with respect thereto (whether or not, in the case of any such litigation or proceeding, such Indemnified Party is a party thereto);
(iii) protecting, preserving, exercising or enforcing any of the rights of the Agent and the Lenders in, under or related to the Loan Documents;
(iv) all transfer, documentary, stamp and similar taxes, and all recording and filing fees and taxes payable in connection with, arising out of, or in any way related to, the execution, delivery and performance of the Loan Documents or the making of the Loans; and
(v) commissions or claims by or on behalf of brokers, finders or agents not retained by the Lenders (and the Borrowers represent that they have not engaged or used any such broker, finder or agent);

except to the extent any of the foregoing is held by a final, non-appealable judgment of a court of competent jurisdiction to have resulted solely and directly from the gross negligence or willful misconduct of such Indemnified Person.
(c) The amount of all of such Losses shall, beginning ten (10) days following notification of the Parent Borrower thereof until paid, bear interest at the rate applicable to Base Rate Loans hereunder (including the Default Rate) and all obligations of Borrowers in respect thereof shall be secured by the Collateral.
Section 13.15 Consent to Jurisdiction. For the purpose of any action that may be brought in connection with this Agreement or any Loan Document, the Borrowers hereby consent to the jurisdiction and venue of the courts of the Commonwealth of Pennsylvania or of any federal court located in such state and waives personal service of any and all process upon it and consents that all such service of process be made by certified or registered mail directed to such Borrowers at the address provided for in Section 13.1 and service so made shall be deemed to be completed on actual receipt. The Borrowers waive the right to contest the jurisdiction and venue of the courts located in the Commonwealth of Pennsylvania on the ground of inconvenience or otherwise and, further, waives any right to bring any action or proceeding against the Lenders in any court outside the City of Philadelphia in the Commonwealth of Pennsylvania. The provisions of this Section shall not limit or otherwise affect the right of the Agent or any Lender to institute and conduct an action in any other appropriate manner, jurisdiction or court.
Section 13.16 Termination. This Agreement shall remain in full force and effect until the later of (a) the time that all Obligations shall have been indefeasibly paid in full and (b) the time that there shall be no Commitment; provided, however, that the Borrowers expense and indemnification obligations pursuant to Section 13.13 above as well as any liability in connection with any untrue representation or warranty, shall survive such termination.
Section 13.17 Waiver of Right to Jury Trial. EACH PARTY MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWERS HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWERS CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS AGREEMENT AND MAKE THE LOAN.

Section 13.18 Confidentiality. The Agent and the Lenders agree to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement; provided that nothing herein shall prevent the Agent and the Lenders from disclosing any such information (a) to any Transferee or prospective Transferee that agrees to comply with the provisions of this Section (or executes a confidentiality agreement with confidentiality terms that are substantially similar to the terms of this Section), (b) to any of its employees, directors, agents, attorneys, accountants and other professional advisors), (c) upon the request or demand of any Governmental Authority or self regulatory body having or claiming to have jurisdiction over it, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of law, (e) if requested or required to do so in connection with any litigation or similar proceeding to which it is a party (so long as the pertinent Loan Party is given a reasonable opportunity to seek a protective order to safeguard such information), or (f) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, each of the parties hereto hereby, agree that, each party hereto (and each of its employees, representatives or agents) are permitted to disclose to any and all persons, without limitation, the tax treatment and tax aspects of the Loans and the other transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) that are provided to the Loan Parties or the Agent and the Lenders, related to such tax treatment and tax aspects. To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information or any other term or detail not related to the tax treatment or tax aspects of the Loans or the other transactions contemplated hereby.
Section 13.19 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.
Section 13.20 Conversion of Currencies.
(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may, in accordance with normal banking procedures in the relevant jurisdiction, purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 13.20 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
Section 13.21 Amendment and Restatement. Notwithstanding that this Agreement is amending and restating the Existing Credit Agreement, nothing contained herein shall be deemed to cause a novation of any transfers, conveyances or transactions which were effected under the Existing Agreement, or of any Obligations, including, without limitation, the Indebtedness evidenced by the Notes issued pursuant thereto and the security interests granted pursuant to the Collateral Documents.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Revolving Credit Agreement, or caused it to be executed by their duly authorized officers, all as of the day and year first above written.

Parent Borrower:

SL INDUSTRIES, INC.

By:	/s/ David R. Nuzzo

Name: David R. Nuzzo
Title: Vice President & Chief Financial Officer
Phone: (856) 222-5515
Fax: (856) 727-1683
E-Mail: david.nuzzo@slindustries.com

Subsidiary Borrowers:

SL DELAWARE, INC.
SL DELAWARE HOLDINGS, INC.
MTE CORPORATION
RFL ELECTRONICS INC.
SL MONTEVIDEO TECHNOLOGY, INC.
CEDAR CORPORATION
TEAL ELECTRONICS CORPORATION
MEX HOLDINGS LLC
SL POWER ELECTRONICS CORPORATION
SLGC HOLDINGS, INC.
SLW HOLDINGS, INC.
SL AUBURN, INC.
SL SURFACE TECHNOLOGIES, INC.

By:	/s/ David R. Nuzzo

Name: David R. Nuzzo
Title: Authorized Officer

See contact information above

BANK OF AMERICA, N.A., in its capacity as Agent

By:	/s/ Anne Zeschke

Name: Anne Zeschke
Title: Vice President

For payments and requests for credit extensions:
Mail Stop: NC1-001-04-39
101 North Tryon Street
Charlotte, NC 28255
Attn: Brian Greuling
Phone: 704-386-3767
Fax: 704-683-9368
E-Mail: brian.t.greuling@bankofamerica.com

For all other notice purposes:
Mail Stop IL1-231-10-41
231 South LaSalle Street
Chicago, IL 60604
Attn: Laura Call
Phone: 312-828-3559
Fax: 877-207-2883
E-Mail: laura.call@bankofamerica.com

Wire Transfer Information:

Bank of America, N.A.
Attention: Corporate Credit Services
Account Number: 136-621-225-0600
Reference: SL Industries
ABA Number: 026009593
[signature page for Amended and Restated Revolving Credit Agreement]

BANK OF AMERICA, N.A., in its capacity as a Lender

By:	/s/ Christian Barrow

Name: Christian Barrow
Title:

Bank of America, N.A.
1600 John F. Kennedy Boulevard
4 Penn Center, Suite 1100
Philadelphia, PA 19103
Attn: Christian Barrow
Phone: 267.675.0109
Fax: 212.548.8911
christian.d.barrow@bankofamerica.com
[signature page for Amended and Restated Revolving Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ John Siegrist

Name: John Siegrist
Title: Senior Vice President

PNC Bank, National Association
1600 Market Street
Philadelphia, PA 19103
Attn: John Siegrist, Senior Vice President
Phone: 215-585-5355
Fax:
John.siegrist@pnc.com
[signature page for Amended and Restated Revolving Credit Agreement]

KEYBANK, N.A.

By:	/s/ Ronald W. Gale

Name: Ronald W. Gale
Title: Director

KeyBank Capital Markets Inc.
45 Rockefeller Plaza
33rd Floor
New York, NY 10111
Attn: Ronald W. Gale, Director
Phone: 212-424-1828
Fax:
rgale@keybanccm.com
[signature page for Amended and Restated Revolving Credit Agreement]